PRELIMINARY OFFERING CIRCULAR

SUBJECT TO COMPLETION; DATED May 31, 2019

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

MYTHIC COLLECTION, LLC

16 LAGOON CT, SAN RAFAEL, CA 94903

(415-335- 6370) Telephone Number

www.mythicmarkets.com

	Price to Public	Underwriting Discounts and Commissions(1)(2)	Proceeds to Issuer	Proceeds to Other Persons
Per Unit	$62.50		$62.50
Total Minimum	$56,250		$56,250
Total Maximum	$125,000		$125,000

(1) The Company currently does not have a broker-dealer but may engage one at a future date. If the Company does engage a broker-dealer, this Offering Circular will be updated accordingly with the terms of the agreement between the broker-dealer and the Company.

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(2) No underwriter has been engaged in connection with the Offering. We intend to distribute the Series MTG-ABL90 Interests and any other series of membership interests principally through the Mythic Markets Platform as described in greater detail under “Plan of Distribution and Subscription Procedure”.

Mythic Collection, LLC, a Delaware series limited liability company (“we,” “us,” “our,” “Mythic Collection” or the “Company”) is offering (the “Offering”) 900 (the “Minimum”) to 2,000 (the “Maximum”) Series MTG-ABL90 membership interests in the Company (the “Series MTG-ABL90 Interests”, the “Series” or the “Interests”) on a best efforts basis. Sale of the Interests will begin upon qualification of this Offering Circular to a maximum of 2,000 qualified purchasers (no more than 500 of which may be non-“accredited investors”) (a purchaser of the Interests shall be deemed an “Investor” or “Interest Holder”). The initial closing (“Closing”) of the offering of the Series #MTG-ABL90 Interests will occur on the earliest to occur of (i) the date subscriptions for the Maximum MTG-ABL90 Interests have been accepted or (ii) a date determined by the Manager (defined below) in its sole discretion, provided that subscriptions for the Minimum Series MTG-ABL90 Interests have been accepted. If Closing has not occurred, the Offering shall be terminated upon (i) the date which is one year from the date this Offering Circular is qualified by the U.S. Securities and Exchange Commission (the “Commission”) which period may be extended by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the offering in its sole discretion. No securities are being offered by existing security-holders. This Offering is being conducted under Regulation A (17 CFR 230.251 et. seq.) and the information contained herein is being presented in Offering Circular format. The Company is not offering, and does not anticipate selling, Series MTG-ABL90 Interests in any state where it is unlawful to do so. The subscription funds advanced by prospective Investors as part of the subscription process will be held in a non-interest bearing escrow account with North Capital Private Securities and will not be commingled with the operating account of the Series, until, if and when there is a Closing with respect to that Investor. See “Plan of Distribution” and “Description of Securities Offered” for additional information.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sales of these securities in, any state in which such offer, solicitation or sale would be unlawful before registration or qualification of the offer and sale under the laws of such state.

NOTICE REGARDING AGREEMENT TO ARBITRATE

THIS OFFERING MEMORANDUM REQUIRES THAT ALL INVESTORS ARBITRATE ANY DISPUTE, OTHER THAN THOSE RELATED TO CLAIMS UNDER FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, ARISING OUT OF THEIR INVESTMENT IN THE COMPANY. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF DELAWARE. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

An investment in the Interests involves a high degree of risk. See “Risk Factors” on Page 8 for a description of some of the risks that should be considered before investing in the Interests.

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MYTHIC COLLECTION, LLC

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of the Company, the Manager, each series of the Company and the Mythic Markets Platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward- looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither the Company nor the Manager can guarantee future performance, or that future developments affecting the Company, the Manager or the Mythic Markets Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward- looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere herein and in the Exhibits hereto. You should read the entire Offering Circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.” You are encouraged to seek the advice of your attorney, tax consultant, and business advisor with respect to the legal, tax, and business aspects of an investment in the Interests. All references in this Offering Circular to “$” or “dollars” are to United States dollars.

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The Company:	The Company is Mythic Collection, LLC, a Delaware series limited liability company formed January 30, 2019.

Underlying Asset:

The Series MTG-ABL90 Asset is a Magic: The Gathering Alpha Black Lotus card (or “Series Alpha Black Lotus” or “Underlying Asset”). It is not anticipated that Series MTG-ABL90 would own any assets other than the Series Alpha Black Lotus, plus cash reserves for storage, insurance and other expenses pertaining to the Series Alpha Black Lotus and amounts earned by Series MTG-ABL90 from the monetization of the Series Alpha Black Lotus. See “Description of the Series Alpha Black Lotus” for further details.

Securities offered:

Investors will acquire membership interests in Series MTG-ABL90 of the Company, which is intended to be a separate series of the Company for purposes of assets and liabilities. See the “Description of Interests Offered” section for further details. The Interests will be non-voting except with respect to certain matters set forth in the Limited Liability Company Agreement of the Company (the “Operating Agreement”). The purchase of membership interests in Series MTG-ABL90 of the Company is an investment only in Series MTG-ABL90 and not an investment in the Company as a whole.

Investors:

Each Investor must be a “qualified purchaser.” See “Plan of Distribution and Subscription Procedure – Investor Suitability Standards” for further details. The Manager may, in its sole discretion, decline to admit any prospective Investor, or accept only a portion of such Investor’s subscription, regardless of whether such person is a “qualified purchaser”. Furthermore, the Manager anticipates only accepting subscriptions from prospective Investors located in states where the Broker is registered.

Manager:

Mythic Markets, Inc., a Delaware corporation, is the manager of the Company and the Series MTG-ABL90 Interests. Mythic Markets, Inc. also owns and operates a web-based (desktop & mobile) investment platform called Mythic Markets (the Mythic Markets platform and any successor platform used by the Company for the offer and sale of interests, the “Mythic Markets Platform”) through which the Series MTG-ABL90 Interests and other series interests are sold. The Manager will, together with its affiliates, own a minimum of 2% and up to a maximum of 10% of the Series MTG-ABL90 Interests upon the Closing of the Offering. However, the Manager may sell some or all of the Interests acquired pursuant to this Offering Statement from time to time after the Closing of this Offering.

Advisory Board:

The Manager intends to assemble an expert network of advisors with experience in relevant industries (an “Advisory Board”) to assist the Manager in identifying, acquiring and managing vintage comic books and collectible cards.

Broker:

The Company has not engaged the services of a broker-dealer as of the date of this Offering Circular. At some time in the future, the Company may elect to engage such a broker-dealer and will update the Offering Circular, accordingly.

Price per Series MTG-ABL90 Interest:	The price per Series MTG- ABL90 Interest is $62.50.

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Minimum and Maximum Interest purchase:

The minimum subscription by an Investor is one (1) Interest in the Series and the maximum subscription by any Investor is for Interests representing 10% of the total Interests in the Series, although such maximum thresholds may be waived by the Manager in its sole discretion. The Purchase Price will be payable in cash at the time of subscription.

Offering Size:

The Company may offer and sell a minimum of 900 and a maximum of 2,000 Series MTG-ABL90 Interests pursuant to this Offering (of which the Manager must own a minimum of 2% and may own a maximum of 10% at the Closing, but which the Manager may sell at any time after the Closing), for a maximum aggregate amount of $125,000.

Escrow Agent:	North Capital Private Securities, a Pennsylvania banking corporation.

Escrow:

The subscription funds advanced by prospective Investors as part of the subscription process will be held in a non-interest bearing escrow account with the Escrow Agent and will not be commingled with the operating account of the Series, until if and when there is a Closing with respect to that Investor.

When the Escrow Agent has received instructions from the Manager or the Broker that the Offering will close and the Investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such Investor’s subscription proceeds in its possession to the account of the Series. Amounts paid to the Escrow Agent are categorized as Offering Expenses.

If the Offering is terminated without a Closing, or if a prospective Investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective Investors will be returned promptly to them without interest. Any costs and expenses associated with a terminated offering will be borne by the Manager.

Offering Period:

The Closing of the Offering will occur on the earliest to occur of (i) the date subscriptions for the Maximum MTG-ABL90 Interests have been accepted or (ii) a date determined by the Manager in its sole discretion, provided that subscriptions for the Minimum Series MTG-ABL90 Interests have been accepted. If the Closing has not occurred, the Offering shall be terminated upon (i) the date which is one year from the date this Offering Circular is qualified by the Commission, which period may be extended by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the offering in its sole discretion.

Additional Investors:

The Manager and its affiliates must purchase a portion of the Interests (a minimum of 2% and up to a maximum of 10%) offered hereunder upon the Closing of the Offering. In addition, the Asset Seller may purchase a portion of the Interests. The Manager may sell its Interests pursuant to this Offering Statement from time to time after the Closing of this Offering.

Use of Proceeds:

The proceeds received by the Series from the Offering will be applied in the following order of priority of payment:

(i) Asset Cost of the Series Alpha Black Lotus: The Asset Cost of the Series Alpha Black Lotus is less than the fair market value as determined by the Manager . The Company has entered into a purchase and sale agreement with the Manager for the purchase of the Series Alpha Black Lotus for $114,000. The Company is committed to raising a minimum of $56,250 which is enough to perform on the purchas e and sale agreement and have enough in reserves for the ongoing expected costs related to the Series Alpha Black Lotus’ storage, insurance, and other costs. As funds are raised after the minimum, the Manager will be divested of its interest until the maximum of $125,000 is raised. The Manager, separate from its original ownership and purchase of the Series Alpha Black Lotus, may maintain 2% to 10% of the Series as described herein.

(ii) Offering Expenses: In general these costs include actual legal, accounting, escrow, underwriting, filing and compliance costs incurred by the Company in connection with the offering of a Series of Interests (and exclude ongoing costs described in Operating Expenses), as applicable, paid to legal advisors, brokerage (if the Company enlists the services of a broker-dealer), escrow, underwriters, printing and accounting firms, as the case may be.

(iii) Acquisition Expenses: In general, these include costs associated with the evaluation, discovery, investigation, development and acquisition of a vintage comic book or collectible card. In the case of the Series Alpha Black Lotus, these costs include transportation and pre-purchase inspection costs; and

(iv) Sourcing Fee to the Manager: A fee not to exceed $2,550 paid to the Manager as compensation for identifying and managing the acquisition of the Series Alpha Black Lotus.

The Manager bears all expenses related to items (i), (ii), and (iii) above on behalf of the Series and is reimbursed by the Series through the proceeds of a successful offering. In addition, the Manager or an affiliate may loan the Company or the Series the funds required to pay any costs identified in item (i), which will be reimbursed through the proceeds of a successful offering or refunded if an offering is aborted. Any loans made under item (i), other than down-payments, accrue interest at the Applicable Federal Rate (as defined in the Internal Revenue Code). See “Use of Proceeds” and “Plan of Distribution and Subscription Procedure – Fees and Expenses” sections for further details.

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Operating Expenses:	“Operating Expenses” are costs and expenses attributable to the activities of the Series (collectively, “Operating Expenses”) including:

	•	costs incurred in managing the Underlying Asset, including, but not limited to storage, maintenance and transportation costs (other than transportation costs described in Acquisition Expenses);

•

costs incurred in preparing any reports and accounts of the Series, including any tax filings and any annual audit of the accounts of the Series (if applicable) or costs payable to any third party registrar or transfer agent and any reports to be filed with the Commission including periodic reports on Forms 1-K, 1-SA and 1-U;

	•	any indemnification payments; and

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any and all insurance premiums or expenses in connection with the Underlying Asset, including insurance required for utilization at and transportation of the Underlying Asset to events under Fan Club Experiences (as described in “Description of the Business – Business of the Company”) (excluding any insurance taken out by a corporate sponsor or individual paying to showcase an asset at an event but including, if obtained, directors and officers insurance of the directors and officers of the Manager or the Series Manager).

The Manager has agreed to pay and not be reimbursed for Operating Expenses incurred prior to the Closing. Operating Expenses incurred post-Closing shall be the responsibility of the Series. However, if the Operating Expenses exceed the amount of revenues generated from the Underlying Asset, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series, on which the Manager may impose a reasonable rate of interest, which shall not be lower than the Applicable Federal Rate (as defined in the Internal Revenue Code), and be entitled to reimbursement of such amount from future revenues generated by the Series Alpha Black Lotus (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional Interests to be issued in order to cover such additional amounts.

We do not anticipate that the Series will generate any revenues in 2019 and expect the Series to either incur Operating Expenses Reimbursement Obligations or that the Manager pays such Operating Expenses incurred and will not seek reimbursement. See discussion of “Description of the Business – Operating Expenses” for additional information.

Further Issuance of Interests:

A further issuance of Interests of the Series may be made in the event the Operating Expenses exceed the income generated from the Underlying Asset and any cash reserves and the Company does not take out sufficient amounts under the Operating Expenses Reimbursement Obligation to pay such excess Operating Expenses, nor does the Manager pay such amounts and does not seek reimbursement.

Series Manager:	Mythic Markets, Inc. will serve as the Series Manager responsible for managing the Series MTG-ABL90 (the “Series Manager”) as described in the Series Operating Agreement.

Free Cash Flow:

The net income (as determined under U.S. generally accepted accounting principles (“GAAP”)) generated by the Series plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the Underlying Asset. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

There is currently no public trading market for our Interests, and an active market may not develop or be sustained. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Interests at any price. Even if a public market does develop, the market price could decline below the amount you paid for your Interests . Therefore, our only liquidity event, until such time, is the distribution of Free Cash Flow, once we commence generating revenues, if any.

Management Fee:

As compensation for the services provided by the Series Manager under the Series Agreement, the Series Manager will be paid a semi-annual fee equal to 50% of any Free Cash Flow generated by the Series. The Management Fee will only become due and payable if there is sufficient Free Cash Flow to distribute as described in Distribution Rights below. For tax and accounting purposes the Management Fee will be accounted for as an expense on the books of the Series.

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Distribution Rights:

The Manager has sole discretion in determining what distributions of Free Cash Flow, if any, are made to Members of the Series of Interests. Any Free Cash Flow generated by the Series of Interests from the utilization of the Underlying Asset shall be applied within the Series of Interests in the following order of priority:

	•	repay any amounts outstanding under Operating Expenses Reimbursement Obligations plus accrued interest;

	•	thereafter to create such reserves as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses; and;

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thereafter, 50% (net of corporate income taxes applicable to the Series of Interests) by way of distribution to the Interest Holders of the Series of Interests, which may include the Asset Sellers (as defined below) of the Underlying Asset or the Manager or any of its affiliates, and;

	•	50% to the Series Manager in payment of the Management Fee.

Timing of Distributions:

The Manager may make semi- annual distributions of Free Cash Flow remaining to Interest Holders subject to it having the right, in its sole discretion, to withhold distributions including the Management Fee in order to meet anticipated costs and liabilities of the Series. The Manager may change the timing of potential distributions in its sole discretion. It is expected that distributions will not happen until 2020 when the Company launches its Fan Club Experiences.

Fiduciary Duties:

The Manager may not be liable to the Company, any series or the Investors for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence, since provision has been made in the Operating Agreement for exculpation of the Manager. Therefore, Investors have a more limited right of action than they would have absent the limitation in the Operating Agreement.

Indemnification:

None of the Manager, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the Manager, members of the Advisory Board, nor persons acting at the request of the Company or any series in certain capacities with respect to other entities (collectively, the “Indemnified Parties”) will be liable to the Company, the Series, or any Members for any act or omission taken by the Indemnified Parties in connection with the business of the Company or a Series of Interests that has not been determined in a final, non- appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The Company or, where relevant, the Series will indemnify the Indemnified Parties out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Indemnified Parties with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. Unless attributable to a specific Series of Interests or a specific Underlying Asset, the costs of meeting any indemnification will be allocated pro rata across each of Series of Interests based on the value of each Underlying Asset.

Transfers:

The Manager may refuse a transfer by an Interest Holder of its Interest(s) if such transfer would result in (a) there being more than 2,000 beneficial owners in the Series or more than 500 beneficial owners that are not “accredited investors”, (b) the assets of the Series being deemed “plan assets” for purposes of ERISA, (c) such Interest Holder holding in excess of 19.9% of the Series, (d) result in a change of U.S. federal income tax treatment of the Company and/or the Series, or (e) the Company, the Series of Interests or the Manager being subject to additional regulatory requirements. Furthermore, as the Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), transfers of Interests may only be effected pursuant to exemptions under the Securities Act and permitted by applicable state securities laws. See “Description of Interests Offered – Transfer Restrictions” for more information.

Governing Law:

The Company and the Operating Agreement will be governed by Delaware law and any dispute in relation to the Company and the Operating Agreement is subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware. If an Interest Holder were to bring a claim against the Company or the Manager pursuant to the Operating Agreement, it would be required to do so in the Delaware Court of Chancery.

By purchasing Interests, Subscribers are bound by the dispute resolution provisions contained in our Operating Agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis. The dispute resolution process provisions do not apply to claims under the federal securities laws. By agreeing to the dispute resolution process, including mandatory arbitration, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

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RISK FACTORS

The Interests offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that the Company’s investment objectives will be achieved or that a secondary market would ever develop for the Interests, whether via the Mythic Markets Platform, via third party registered broker-dealers or otherwise. The risks described in this section should not be considered an exhaustive list of the risks that prospective Investors should consider before investing in the Interests. Prospective Investors should obtain their own legal and tax advice prior to making an investment in the Interests and should be aware that an investment in the Interests may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in the Interests.

Risks relating to the structure, operation and performance of the Company

An investment in the Offering constitutes only an investment in the Series and not in the Company or the Underlying Asset.

A purchase of Interests in the Series does not constitute an investment in either the Company or the Underlying Asset directly. This results in limited voting rights of the Investor, which are solely related to the Series. Investors will have voting rights only with respect to certain matters, primarily relating to amendments to the Operating Agreement that would adversely change the rights of the interests and removal of the Manager for “cause”. The Manager and the Series Manager thus retain significant control over the management of the Company and the Underlying Asset. Furthermore, because the Interests in the Series do not constitute an investment in the Company as a whole, holders of the Interests in the Series will not receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series of Interest. In addition, the economic interest of a holder in the Series will not be identical to owning a direct undivided interest in the underlying Series Asset because, among other things, the Series will be required to pay corporate taxes before distributions are made to the holders, and the Series Manager will receive a fee in respect of its management of the Series Asset.

Our independent auditor's report contains an emphasis-of-matter paragraph regarding substantial doubt about our ability to continue as a going concern.

The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due.

There is currently no public trading market for our securities.

There is currently no public trading market for our Interests, and an active market may not develop or be sustained. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Interests at any price. Even if a public market does develop, the market price could decline below the amount you paid for your Interests.

There may be state law restrictions on an Investor’s ability to sell the Interests.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our Interests. There may be significant state blue sky law restrictions on the ability of Investors to sell, and on purchasers to buy, our Interests. Investors should consider the resale market for our securities to be limited. Investors may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification.

Lack of operating history.

The Company and the Series of Interests were recently formed and have not generated any revenues and have no operating history upon which prospective Investors may evaluate their performance. No guarantee can be given that the Company and the Series of Interests will achieve their investment objectives, the value of the Underlying Asset will increase or the Underlying Asset will be successfully monetized.

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Limited Investor appetite.

Due to the start-up nature of the Company, there can be no guarantee that the Company will reach its funding target from potential Investors with respect to the Series MTG- ABL90 Interests or future proposed Series of Interests. In the event the Company does not reach a funding target, it may not be able to achieve its investment objectives by acquiring additional Underlying Assets through the issuance of further Series of Interests and monetizing them together with the Series Alpha Black Lotus to generate distributions for Investors. In addition, if the Company is unable to raise funding for additional Series of Interests, this may impact any Investors already holding interests as they will not see the benefits which arise from economies of scale following the acquisition by other Series of Interests of additional Underlying Assets and other monetization opportunities (e.g., hosting events with the collection of Underlying Assets).

There are few, if any, businesses that have pursued a strategy or investment objective similar to the Company’s.

We do not believe that any other company crowd funds vintage comic books and collectible cards or proposes to run a platform for crowd funding of interests in vintage comic books and collectible cards. The Company and the Interests may not gain market acceptance from potential Investors, potential Asset Sellers or service providers within the vintage comic book and collectible card industry, including insurance companies, storage facilities or maintenance partners. This could result in an inability of the Manager to operate the Underlying Asset profitably. This could impact the issuance of further Series of Interests and additional Underlying Assets being acquired by the Company. This would further inhibit market acceptance of the Company and if the Company does not acquire any additional Underlying Assets, Investors would not receive any benefits which arise from economies of scale (such as reduction in storage costs as a large number of Underlying Assets are stored at the same facility, discounts on collectibles insurance and the ability to monetize Underlying Assets through collectible museums or other Fan Club Experiences, as described below, that would require the Company to own a substantial number of Underlying Assets).

The Company does not expect to generate revenues or launch Fan Club Experiences until 2020.

Investors should be advised and aware that the Company does not expect to generate revenue until 2020 when it intends to launch its Fan Club Experiences. It is expected that the Fan Club Experiences will not happen until such time because it will be at that time that the Company will have enough Series with Underlying Assets in order to justify the launch of such experiences. The Company has not entered into any agreements to launch such events. To this end, investors should look to invest for the long term and for the time being, look to the increase in value of the Underlying Asset of their Series in order to realize any appreciation or increase in value in the value of the securities. However, for this reason, investors should look to the investment as highly speculative, risky and as a long-term investment.

Offering amount exceeds value of Underlying Asset.

The size of this Offering will exceed the purchase price of the Underlying Asset as at the date of such Offering (as the proceeds of the Offering in excess of the purchase price of the Underlying Asset will be used to pay fees, costs and expenses incurred in making this Offering and acquiring the Underlying Asset). If the Underlying Asset had to be sold and there has not been substantial appreciation of the Underlying Asset prior to such sale, there may not be sufficient proceeds from the sale of the Underlying Asset to repay Investors the amount of their initial investment (after first paying off any liabilities on the asset at the time of the sale including but not limited to any outstanding Operating Expenses Reimbursement Obligation) or any additional profits in excess of this amount.

Excess Operating Expenses

Operating Expenses incurred post-Closing shall be the responsibility of the Series. However, if the Operating Expenses exceed the amount of revenues generated from the Underlying Asset, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the Series Alpha Black Lotus (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) issue additional Interests in order to cover such additional amounts.

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If there is an Operating Expenses Reimbursement Obligation, this reimbursable amount between related parties would be taken out of the Free Cash Flow generated by the Series and could reduce the amount of any future distributions payable to Investors. If additional Series MTG-ABL90 Interests are issued, this would dilute the current value of the Interests held by existing Investors and the amount of any future distributions payable to such existing Investors.

The Company may not launch enough Series o r have enough Underlying Assets to realize economies of scale.

It is the intention of the Company to launch approximately 10 to 15 additional offerings in the next twelve months. It is the hope that through the scale of offerings, the Company may reduce Operating Expenses for each Series through economies of scale. However, it is possible, and very likely, that the Company may not be able to launch as many offerings as it intends and thus, will not be able to realize reduced Operating Expenses per Series through economies of scale.

Reliance on the Manager and its personnel.

The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Manager (including in its capacity as the Series Manager) to source, acquire and manage the Underlying Assets. As the Manager has only been in existence since July 2018 and is an early- stage startup company, it has no significant operating history within the vintage comic book and collectible card sector, which evidences its ability to source, acquire, manage and utilize the Underlying Assets.

The success of the Company (and therefore, the Interests) will be highly dependent on the expertise and performance of the Manager and its team, its expert network and other investment professionals (which include third party experts) to source, acquire and manage the Underlying Assets. There can be no assurance that these individuals will continue to be associated with the Manager or the Series Manager. The loss of the services of one or more of these individuals could have a material adverse effect on the Underlying Assets, in particular, their ongoing management and use to support the investment of the Members.

Furthermore, the success of the Company and the value of the Interests is dependent on there being critical mass from the market for the Interests and also the Company being able to acquire a number of Underlying Assets in multiple Series of Interests so that the Investors can benefit from economies of scale which arise from holding more than one Underlying Asset (e.g., a reduction in transport costs if a large number of Underlying Assets are shipped at the same time). In the event that the Company is unable to source additional Underlying Assets due to, for example, competition for such Underlying Assets or lack of Underlying Assets available in the marketplace, then this could materially impact the success of the Company and its objectives of acquiring additional Underlying Assets through the issuance of further Series of Interests and monetizing them together with the Series Alpha Black Lotus at the Fan Club Experiences to generate distributions for Investors.  It is not expected to launch Fan Club Experiences until 2020.

Liability of Investors between Series of Interests.

The Company is structured as a Delaware series limited liability company that issues different Series of Interests for each Underlying Asset. Each Series of Interests, including the Series MTG-ABL90 Interest, will merely be a separate series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18- 215(b) of the LLC Act) are met, the liability of Investors holding one Series of Interests is segregated from the liability of Investors holding another Series of Interests and the assets of one Series of Interests are not available to satisfy the liabilities of other Series of Interests. Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation. If the Company’s series limited liability company structure is not respected, then Investors may have to share any liabilities of the Company with all Investors and not just those who hold the same Series of Interests as them. Furthermore, while we intend to maintain separate and distinct records for each Series of Interests and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of Series MTG-ABL90 to the liabilities of another Series of Interests. The consequence of this is that Investors may have to bear higher than anticipated expenses which would adversely affect the value of their Interests or the likelihood of any distributions being made by the Series to the Investors. In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series of Interests should be applied to meet the liabilities of the other Series of Interests or the liabilities of the Company generally where the assets of such other Series of Interests or of the Company generally are insufficient to meet our liabilities.

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If any fees, costs and expenses of the Company are not allocable to a specific Series of Interests, they will be borne proportionately across all of the Series of Interests. Although the Manager will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy (see “Description of the Business – Allocations of Expenses” section), there may be situations where it is difficult to allocate fees, costs and expenses to a specific Series of Interests and therefore, there is a risk that a Series of Interests may bear a proportion of the fees, costs and expenses for a service or product for which another Series of Interests received a disproportionately high benefit.

Potential breach of the security measures of the Mythic Markets Platform.

The highly automated nature of the Mythic Markets Platform through which potential Investors acquire or transfer interests may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The Mythic Markets Platform processes certain confidential information about Investors, the Asset Sellers and the Underlying Assets. While we intend to take commercially reasonable measures to protect our confidential information and maintain appropriate cybersecurity, the security measures of the Mythic Markets Platform, the Company, the Manager or the Company’s service providers could be breached. Any accidental or willful security breaches or other unauthorized access to the Mythic Markets Platform could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose the Company to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity, or loss of the proprietary nature of the Manager’s and the Company’s trade secrets. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the Mythic Markets Platform software are exposed and exploited, the relationships between the Company, Investors, users and the Asset Sellers could be severely damaged, and the Company or the Manager could incur significant liability or have their attention significantly diverted from utilization of the Underlying Assets, which could have a material negative impact on the value of interests or the potential for distributions to be made on the interests.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, the Company, the third-party hosting used by the Mythic Markets Platform and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause Investors, the Asset Sellers or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of the Mythic Markets Platform. Any security breach, whether actual or perceived, would harm the reputation of the Company and the Mythic Markets Platform and the Company could lose Investors and the Asset Sellers. This would impair the ability of the Company to achieve its objectives of acquiring additional Underlying Assets through the issuance of further Series of Interests and monetizing them together with the Series Alpha Black Lotus at the Fan Club Experiences.

Use of broker to facilitate liquidity

The Manager may arrange for some of the Interests it holds in a specific Series of Interests to be sold by a broker pursuant to a “10b5-1 trading plan”. There is a risk that this may result in too many interests being available for resale and the price of the relevant Series of Interests decreasing as supply outweighs demand.

Risks relating to the Offering

We are offering our Interests pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our Interests less attractive to Investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements which may make an investment in our Interests less attractive to Investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the Commission or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of the Interests, we may be unable to raise the funds necessary to fund future offerings, which could impair our ability to develop a diversified portfolio of collectible assets and create economies of scale, which may adversely affect the value of the Interests or the ability to make distributions to Investors.

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There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Impact of non- compliance with regulations.

The Series of Interests is being sold by the Company. If a regulatory authority determines that the Manager, who is not a registered broker-dealer under the Exchange Act or any state securities laws, has itself engaged in brokerage activities, the Manager may need to stop operating and therefore, the Company will not have an entity managing the Underlying Asset. In addition, if the Manager is required to register as a ‘broker-dealer’, there is a risk that any Series of Interests offered and sold while the Manager was not registered may be subject to a right of rescission, which may result in the early termination of the Series of Interests.

Furthermore, the Company is not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Manager is not registered and will not be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the Series MTG-ABL90 Interests does not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act. The Company and the Manager have taken the position that the Underlying Assets are not “securities” within the meaning of the of the Investment Company Act or the Investment Advisers Act, and thus the Company’s assets will comprise less than 40% investment securities under the Investment Company Act and the Manager is not advising with respect to securities under the Investment Advisers Act. This position, however, is based upon applicable case law that is inherently subject to judgments and interpretation. If the Company were to be required to register under the Investment Company Act or the Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of Series MTG-ABL90 or any other Series of Interests and the Manager may be forced to liquidate and wind up Series MTG-ABL90 or rescind the Offering of the Series MTG-ABL90 Interests or the offering for any other Series of Interests.

Possible Changes in Federal Tax Laws.

The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in any series of interest of the Company would be limited to prospective effect. Accordingly, the ultimate effect on an Investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

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Risks specific to the collectible vintage comic book and collectible card industry

Potential negative changes within the vintage comic book and collectible card industry.

The vintage comic book and collectible card industry is subject to various risks, including, but not limited to, changes in tax rates, consumer confidence and brand exposure, as well as risks associated with the vintage comic book and collectible card industry in general, including, but not limited to, economic downturns and the availability of desirable Underlying Assets. Changes in the vintage comic book and collectible card industry could have a material and adverse effect upon the Company’s ability to achieve its investment objectives by acquiring additional Underlying Assets through the issuance of further Series of Interests and monetizing them together with the Series Alpha Black Lotus at the Fan Club Experiences to generate distributions for Investors.  Further, Fan Club Experiences are not expected to launch until 2020.

Lack of Diversification.

It is not anticipated that Series MTG-ABL90 would own any assets other than the Series Alpha Black Lotus, plus potential cash reserves for storage, insurance and other expenses pertaining to the Series Alpha Black Lotus and amounts earned by Series MTG-ABL90 from the monetization of the Series Alpha Black Lotus. Investors looking for diversification will have to create their own diversified portfolio by investing in other opportunities in addition to the Series MTG-ABL90.

Industry concentration and general downturn in industry.

Given the concentrated nature of the Underlying Assets (i.e., only vintage comic books and collectible cards) any downturn in the vintage comic book and collectible card industry is likely to impact the value of the Underlying Assets, and consequently the value of the Interests. Furthermore, as vintage comic books and collectible cards are a collectible item, the value of such collectible assets may be impacted if an economic downturn occurs and there is less disposable income for individuals to invest in products such as vintage comic books and collectible cards. In the event of a downturn in the industry, the value of the Underlying Assets is likely to decrease.

Volatile demand for collectible goods, including vintage comic books and collectible cards.

The vintage comic book and collectible card market has been subject to volatility in demand in recent periods, particularly around certain categories of assets and Investor tastes (ex. Marvel Cinematic Universe characters). Demand for high value vintage comic books and collectible cards depends to a large extent on general, economic, political and social conditions in a given market as well as the tastes of the vintage comic book and collectible card enthusiast community resulting in changes of which vintage comic book and collectible card brands and genres are most sought after. Demand for vintage comic books and collectible cards may also be affected by factors directly impacting vintage comic book and collectible card prices or the cost of purchasing and operating these assets, such as the availability and cost of financing, insurance, storage, transport, and other taxes, including taxes on collectible goods, resulting in limitations to the use of vintage comic books and collectible cards or collectible goods more generally. Volatility in demand may lead to volatility in the value of vintage comic books and collectible cards, which may result in further downward price pressure and adversely affect the Company’s ability to achieve its objective of acquiring additional Underlying Assets through the issuance of further Series of Interests and monetizing them together with the Series Alpha Black Lotus at the Fan Club Experiences to generate distributions for Investors which is not expected until at least 2020. In addition, the lack of demand may reduce any further issuance of Series of Interests and acquisition of more Underlying Assets, thus limiting the benefits the Investors already holding Series of Interests could receive from there being economies of scale (e.g., cheaper insurance due to a number of Underlying Assets requiring insurance) and other monetization opportunities (e.g., hosting museum and trade show exhibits with the collection of Underlying Assets). These effects may have a more pronounced impact given the limited number of Underlying Assets held by the Company in the short-term.

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Difficulties in determining the value of the Underlying Assets.

As explained in the “Description of the Business” section, vintage comic books and collectible cards are difficult to value and it is hoped the Mythic Markets Platform will create a market by which the Interests (and, indirectly, the Underlying Assets) may be more accurately valued due to the creation of a larger market for vintage comic books and collectible cards than exists from current means. Until the Mythic Markets Platform has created such a market, valuations of the Underlying Assets will be based upon the subjective approach taken by the members of the Manager’s expert network and members of the Advisory Board, valuation experts appointed by the Asset Seller or other data provided by third parties (e.g., auction results and previous sales history). The Manager sources data from reputable valuation providers in the industry, including but not limited to the Overstreet Comic Book Price Guide, Heritage Auctions, Beckett Grading Services, Certified Guaranty Company, and others; however, it may rely on the accuracy of the underlying data without any means of detailed verification. Consequently, valuations may be uncertain.

The value of the Underlying Assets and, consequently, the value of an Investor’s Interests can go down as well as up. Valuations are not guarantees of realizable price, do not necessarily represent the price at which the Interests may be sold on the Mythic Markets Platform and the value of the Underlying Assets may be materially affected by a number of factors outside the control of the Company, including any volatility in the economic markets, the condition of the Underlying Assets and physical matters arising from the state of their condition.

Risks relating to the Underlying Asset

Potential loss of or damage to the Underlying Asset.

The Underlying Asset may be lost or damaged by causes beyond the Company’s reasonable control when in storage or on display. There is also a possibility that the Underlying Asset could be lost or damaged at Fan Club Experiences. Any damage to the Underlying Asset or other liability incurred as a result of participation in these programs could adversely impact the value of the Underlying Asset or adversely increase the liabilities or Operating Expenses of its related Series of Interests. Further, when the Underlying Asset has been purchased, it will be necessary to transport it to the Manager’s preferred storage location or as required to participate in Fan Club Experiences. The Underlying Asset may be lost or damaged in transit, and transportation, insurance or other expenses may be higher than anticipated due to the locations of particular events. Although we intend for the Underlying Asset to be insured at replacement cost (subject to policy terms and conditions), in the event of any claims against such insurance policies, there can be no guarantee that any losses or costs will be reimbursed, that the Underlying Asset can be replaced on a like-for- like basis or that any insurance proceeds would be sufficient to pay the full market value (after paying for any outstanding liabilities including, but not limited to any outstanding balances under Operating Expenses Reimbursement Obligations), if any, of the Interests. In the event that damage is caused to the Underlying Asset, this will impact the value of the Underlying Asset, and consequently, the Interests related to the Underlying Asset, as well as the likelihood of any distributions being made by the Company to the Investors.

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Competition in the vintage comic book and collectible card industry from other business models.

There is potentially significant competition for the Underlying Assets from many different market participants. While the majority of transactions continue to be peer-to- peer with very limited public information, other market players such as vintage comic book and collectible card dealers and auction houses continue to play an increasing role. In addition, the underlying market is being driven by the increasing number of widely popular vintage comic book and collectible card TV and online shows, including Comic Book Men, Geek & Sundry, OpenBoosters and ChannelFireball. This competition may impact the liquidity of the Interests, as it is dependent on the Company acquiring attractive and desirable Underlying Assets to ensure that there is an appetite of potential Investors for the Interests. In addition, there are companies that are developing crowd funding models for other alternative asset classes such as art and collectible cars, who may decide to enter the vintage comic book and collectible card market as well.

Potentially high storage, maintenance and insurance costs for the Underlying Assets.

In order to protect and care for the Underlying Assets, the Manager must ensure adequate storage facilities and insurance coverage. The cost of care may vary from year to year depending changes in the insurance rates for covering the Underlying Assets and changes in the cost of storage for the Underlying Assets. It is anticipated that as the Company acquires more Underlying Assets, the Manager may be able to negotiate a discount on the costs of storage, maintenance and insurance due to economies of scale. These reductions are dependent on the Company acquiring a number of Underlying Assets and service providers being willing to negotiate volume discounts and, therefore, are not guaranteed.

If costs turn out to be higher than expected, this would impact the value of the Interests related to the Underlying Asset, the amount of distributions made to Investors holding the Interests, on potential proceeds from a sale of the Underlying Asset (if ever), and any capital proceeds returned to Investors after paying for any outstanding liabilities, including but not limited to any outstanding balances under Operating Expenses Reimbursement Obligation. See “Lack of distributions and return of capital” section also for further details of the impact of these costs on returns to Investors.

Insurance may not cover all losses.

Insurance of the Underlying Asset may not cover all losses. There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Inflation, environmental considerations and other factors, including terrorism or acts of war, also might make insurance proceeds insufficient to replace an asset if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the Company’s economic position with respect to any affected Underlying Assets. Furthermore, the Series of Interests related to such affected Underlying Assets would bear the expense of the payment of any deductible. Any uninsured loss could result in both loss of cash flow from and the value of the affected Underlying Assets and, consequently, the Series of Interests that relate to such Underlying Assets.

Third party liability.

The Series of Interests will assume all of the ownership risks attached to its Underlying Asset, including third party liability risks. Therefore, the Series of Interests may be liable to a third party for any loss or damages incurred by it in connection with the Underlying Asset. This would be a loss to the Company and therefore deductible from any income or capital proceeds payable in respect of such Series of Interests from the Underlying Asset, in turn adversely affecting the value of the Series of Interests to which the Underlying Asset relates and the likelihood of any distributions being made by the Company.

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Dependence on the brand of the publisher of Underlying Assets.

The Underlying Assets will comprise vintage comic books and collectible cards from a very wide variety of publishers, many of which are still in operation today. The demand for the Underlying Assets, and therefore, each Series of Interests, may be influenced by the general perception of the comic books and collectible cards that publishers are producing today. In addition, the publishers’ business practices may result in the image and value of comic books and collectible cards produced by certain publishers being damaged. This in turn may have a negative impact on the Underlying Assets made by such publishers and in particular, the value of the Underlying Assets and consequently, the value of the Series of Interests that relate to such Underlying Assets.

Dependence of an Underlying Asset on prior user or association.

The value of an Underlying Asset may be connected with its prior use by, or association with, a certain person or group or in connection with certain pop culture events or films. In the event that such person or group loses public affection, then this may adversely impact the value of the Underlying Asset and therefore, the Series of Interests that relate to such Underlying Asset.

Authenticity claims on an Underlying Asset.

There is no guarantee that an Underlying Asset will be free of any claims regarding authenticity (e.g., counterfeit or previously stolen vintage comic books and collectible cards), or that such claims may arise after acquisition of an Underlying Asset by a Series of Interests. The Company may not have complete ownership history for a Underlying Asset. In particular, the Company does not have the complete ownership history of the Series Alpha Black Lotus from the original sale of the collectible card in 1993 to the purchase of the Series Alpha Black Lotus by the Company in 2019. In the event of an authenticity claim against the Company, the Company may not have recourse against the Asset Seller or the benefit of insurance and the value of the Underlying Asset and the Series of Interests that relate to the Underlying Asset may be diminished.

Forced sale of the Underlying Asset.

The Company may be forced to sell the Underlying Asset (e.g., upon the bankruptcy of the Manager) and such a sale may occur at an inopportune time or at a lower value than when the Underlying Asset was first acquired or at a lower price than the aggregate of costs, fees and expenses used to purchase the Underlying Asset. In addition there may be liabilities related to the Underlying Asset, including, but not limited to Operating Expenses Reimbursement Obligations on the balance sheet of the Underlying Asset at the time of a forced sale, which would be paid off prior to Investors receiving any distributions from a sale. In such circumstances, the capital proceeds obtained for the Underlying Asset, and therefore, the return available to Investors of the Series of Interests which relate to the Underlying Asset, may be lower than could have been obtained if the Underlying Asset continued to be held by the Company and sold at a later date.

Lack of distributions and return of capital.

Each Series of Interests’ revenues are expected to be primarily derived from the use of its Underlying Asset in Fan Club Experiences including “museum” style locations to visit assets and trade show exhibits. Fan Club Experiences have not been proven with respect to the Company, and there can be no assurance that Fan Club Experiences will generate sufficient proceeds to cover fees, costs and expenses with respect to any Series of Interests. In the event that the revenue in any given year does not cover the Operating Expenses of the Underlying Assets, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) provide a loan to the Company in the form of an Operating Expenses Reimbursement Obligation, on which the Manager may impose a reasonable rate of interest, and/or (c) issue additional Interests in order to cover such additional amounts.

Any amount paid to the Manager in satisfaction of an Operating Expenses Reimbursement Obligation would not be available to Investors as a distribution. In the event additional interests are issued, Investors’ holdings within such Series of Interests will be diluted or will receive a smaller portion of future revenues and the likelihood of Investors in such Series of Interests receiving any distributions reduced. Furthermore, if a Series of Interests is dissolved, there is no guarantee that the proceeds from liquidation will be sufficient to repay the Investors their initial investment or the market value, if any, of the interests at the time of liquidation. See “Potentially high storage, maintenance and insurance costs for the Underlying Assets” for further details on the risks of escalating costs and expenses of the Underlying Assets. Further, Fan Club Experiences are not expected to launch until at least 2020.

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Risks Related to Ownership of our Interests

Lack of voting rights.

The Manager has a unilateral ability to amend the Operating Agreement and the allocation policy in certain circumstances without the consent of the Investors, and the Investors only have limited voting rights in respect of the Series of Interests. Investors will therefore be subject to any amendments the Manager makes (if any) to the Operating Agreement and allocation policy and also any decision it takes in respect of the Company and the Series of Interests, which the Investors do not get a right to vote upon. Investors may not necessarily agree with such amendments or decisions, and such amendments or decisions may not be in the best interests of all of the Investors as a whole but only a limited number.

Furthermore, the Manager can only be removed as manager of the Company and each Series of Interests in a very limited circumstance, following a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with the Company or a Series of Interests. Investors would therefore not be able to remove the Manager merely because they did not agree, for example, with how the Manager was operating an Underlying Asset.

The offering price for the Interests determined by us may not necessarily bear any relationship to established valuation criteria such as earnings, book value or assets that may be agreed to between purchasers and sellers in private transactions or that may prevail in the market if and when our Interests can be traded publicly.

The price of the Interests was derived as a result of our negotiations with Asset Seller based upon various factors including prevailing market conditions, our future prospects and our capital structure, as well as certain expenses incurred in connection with the Offering and the acquisition of the Underlying Asset. These prices do not necessarily accurately reflect the actual value of the Interests or the price that may be realized upon disposition of the Interests.

If a market ever develops for the Interests, the market price and trading volume of our Interests may be volatile.

If a market develops for the Interests, the market price of the Interests could fluctuate significantly for many reasons, including reasons unrelated to our performance, the Underlying Asset or the Series of Interests, such as reports by industry analysts, Investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of Interests may decline as well.

In addition, fluctuations in operating results of a particular series of interest or the failure of operating results to meet the expectations of Investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

Funds from purchasers accompanying subscriptions for the Interests will not accrue interest while in escrow prior to admission of the subscriber as an Investor in the Series of Interests, if it occurs, in respect of such subscriptions.

The funds paid by purchasers for the Interests will be held in a non-interest bearing escrow account until the admission of the subscriber as an Investor in the Series of Interests, if it occurs, in respect of the applicable subscriptions. Purchasers may not have the use of such funds or receive interest thereon pending the completion of the Offering. No subscriptions will be accepted or Interests sold unless valid subscriptions for the Offering are received and accepted prior to the termination of the Offering Period. If we terminate the Offering prior to accepting a subscriber’s subscription, escrowed funds will be returned, without interest or deduction, to the proposed Investor.

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POTENTIAL CONFLICTS OF INTEREST

We have identified the following conflicts of interest that may arise in connection with the Interests, in particular, in relation to the Company, the Manager and the Underlying Assets. The conflicts of interest described in this section should not be considered as an exhaustive list of the conflicts of interest that prospective Investors should consider before investing in the Interests.

Our Operating Agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the Manager.

Our Operating Agreement provides that the Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our Investors and will not be subject to any different standards imposed by our operating agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

We do not have a conflicts of interest policy.

The Company, the Manager and their affiliates will try to balance the Company’s interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than the Company, these actions could have a negative impact on the Company’s financial performance and, consequently, on distributions to Investors and the value of the Interests. The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Payments from the Company to the Manager, the Series Manager and their respective employees or affiliates.

The Manager and the Series Manager will engage with, on behalf of the Company, a number of brokers, dealers, Asset Sellers, insurance companies, storage and maintenance providers and other service providers and thus may receive in-kind discounts, for example, free shipping or storage. In such circumstances, it is likely that these in-kind discounts may be retained for the benefit of the Manager or the Series Manager and not the Company, or may apply disproportionately to other Series of Interests. The Manager or the Series Manager may be incentivized to choose a broker, dealer or Asset Seller based on the benefits they are to receive or all Series of Interests collectively are to receive rather than that which is best for the Series of Interests.

Members of the expert network and the Advisory Board are often vintage comic book and collectible card dealers and brokers themselves and therefore will be incentivized to sell the Company their own vintage comic books and collectible cards at potentially inflated market prices.

Members of the expert network and the Advisory Board may also be Investors, in particular, if they are holding Interests acquired as part of a sale of an Underlying Asset (i.e., as they were the Asset Seller). They may therefore promote their own self- interests when providing advice to the Manager or the Series Manager regarding an Underlying Asset (e.g., by encouraging the liquidation of such Underlying Asset so they can receive a return in their capacity as an Investor).

In the event that the Operating Expenses exceed the revenue from the Underlying Asset and any cash reserves, the Manager has the option to cause the Series to incur an Operating Expenses Reimbursement Obligation to cover such excess. As interest may be payable on such loan, the Manager may be incentivized to cause the Series to incur an Operating Expenses Reimbursement Obligation to pay Operating Expenses rather than look elsewhere for additional sources of income or to repay any outstanding Operating Expenses Reimbursement Obligation as soon as possible rather than make distributions to Investors. The Manager may also choose to issue additional Interests to pay for Operating Expenses instead of causing the Company to incur an Operating Expenses Reimbursement Obligation, even if any interest payable by the Series of Interests on any Operating Expenses Reimbursement Obligation may be economically more beneficial to Members than the dilution incurred from the issuance of additional Interests.

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Potential future brokerage activity.

Either the Manager or one of its affiliates may in the future register with the Commission as a broker- dealer in order to be able to facilitate liquidity in the Interests via the Mythic Markets Platform. The Manager, or its affiliates, may be entitled to receive fees based on volume of trading and volatility of the Interests on the Mythic Markets Platform, and such fees may be in excess of what the Series Manager receives via the Management Fee or the appreciation in the interests it holds in each Series of Interests. Although an increased volume of trading and volatility will benefit Investors as it will assist in creating a market for those wishing to transfer their Interests, there is the potential that there is a divergence of interests between the Manager and those Investors; for instance, if the Underlying Asset does not appreciate in value, this will impact the price of the Interests but may not adversely affect the profitability related to the brokerage activities of the Manager (i.e., the Manager would collect brokerage fees whether the price of the Underlying Asset increases or decreases).

Ownership of multiple Series of Interests.

The Manager or its affiliates will acquire interests in each Series of Interests for their own accounts and may transfer these interests, either directly or through brokers, via the Mythic Markets Platform. Depending on the timing of the transfers, this could impact the interests held by the Investors (e.g., driving price down because of supply and demand and over availability of interests). This ownership in each of the Series of Interests may result in a divergence of interests between the Manager and the Investors who only hold one or certain Series of Interests (e.g., the Manager or its affiliates, once registered as a broker-dealer with the Commission, may disproportionately market or promote a certain Series of Interests, in particular, where they are a significant owner, so that there will be more demand and an increase in the price of such Series of Interests).

Allocations of income and expenses as between Series of Interests.

The Manager may appoint a service provider to service the entire collection of vintage comic books and collectible cards that comprise the Underlying Assets (e.g., for insurance, storage, maintenance or media material creation). Although appointing one service provider may reduce cost due to economies of scale, such service provider may not necessarily be the most appropriate for the Underlying Asset (e.g., it may have more experience in maintaining certain types of collectibles whereas, the collection may comprise of a number of different types). In such circumstances, the Manager would be conflicted from acting in the best interests of the Underlying Assets as a whole or the individual Underlying Asset.

There may be situations when it is challenging or impossible to accurately allocate income, costs and expenses to a specific Series of Interests, and certain Series of Interests may get a disproportionate percentage of the cost or income, as applicable. In such circumstances, the Manager would be conflicted from acting in the best interests of the Company as a whole or the individual Series of Interests. While we presently intend to allocate expenses as described in “Description of the Business – Allocations of Expenses”, the Manager has the right to change this allocation policy at any time without further notice to Investors.

Conflicting interests of the Manager, the Series Manager and the Investors.

The Manager will determine whether or not to liquidate the Underlying Asset, should an offer to acquire the whole Underlying Asset be received. As the Manager or its affiliates, once registered as a broker-dealer with the Commission, will receive fees on the trading volume in the Interests connected with an Underlying Asset, they may be incentivized not to realize such Underlying Asset even though Investors may prefer to receive the gains from any appreciation in value of such Underlying Asset. Furthermore, when determining to liquidate an Underlying Asset, the Manager will do so considering all of the circumstances at the time, which may include obtaining a price for an Underlying Asset that is in the best interests of a substantial majority but not all of the Investors.

The Manager may be incentivized to use more popular Underlying Assets at Fan Club Experiences as this may generate higher Free Cash Flow to be distributed to the Manager and Investors in the series associated with that particular Underlying Asset. This may lead the Series Alpha Black Lotus to generate lower distributions than the Underlying Assets of other Series of Interests. The use of vintage comic books and collectible cards at the Fan Club Experiences could increase the risk of the vintage comic books and collectible cards getting damaged and could impact the value of the Underlying Asset and, as a result, the value of the related Series of Interests. The Manager may therefore be conflicted when determining whether to use the vintage comic books and collectible cards at the Fan Club Experiences to generate revenue or limit the potential of damage being caused to them. Furthermore, the Manager may be incentivized to utilize Underlying Assets that help popularize the interests via the Mythic Markets Platform, which means of utilization may not generate as much immediate returns as other potential utilization methods.

The Manager has the ability to unilaterally amend the Operating Agreement and allocation policy. As the Manager is party, or subject, to these documents, it may be incentivized to amend them in a manner that is beneficial to it as manager of the Company or the Series or may amend it in a way that is not beneficial for all Investors. In addition, the Operating Agreement seeks to limit the fiduciary duties that the Manager owes to its Investors. Therefore, the Manager is permitted to act in its own best interests rather than the best interests of the Investors. See “Description of the Interests Offered” for more information.

The Purchase and Sale Agreement is not an arms’ length transaction.

The Company, on behalf of the Series, has entered into a Purchase and Sale Agreement for the Series Alph a Black Lotus. This agreement was not at arms’ length. The Manager purchased the Series Alpha Black Lotus for $51,000 and is selling it to the Series for $114,000. The Manager believes this is a fair increase in value as it is still below market value according to recent sales of other similar Alpha Black Lotus cards.

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Fees for arranging events or monetization in addition to the Management Fee.

As the Manager will acquire a percentage of each Series of Interests, it may be incentivized to attempt to generate more earnings with those Underlying Assets owned by those Series of Interests in which it holds a greater stake.

Any profits generated from the Mythic Markets Platform (e.g., through advertising) and from issuing additional interest in Underlying Assets on the Mythic Markets Platform (e.g., Sourcing Fees) will be for the benefit of the Manager. In order to increase its revenue stream, the Manager may therefore be incentivized to issue additional Series of Interests and acquire more Underlying Assets rather than focus on monetizing any Underlying Assets already held by existing Series of Interests.

Conflicts between the Advisory Board and the Company.

The Operating Agreement of the Company provides that the resolution of any conflict of interest approved by the Advisory Board shall be deemed fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise. As part of the remuneration package for Advisory Board members, they may receive an ownership stake in the Manager. This may incentivize the Advisory Board members to make decisions in relation to the Underlying Assets that benefit the Manager rather than the Company.

As a number of the Advisory Board members are in the vintage comic book and collectible card industry, they may seek to sell vintage comic books and collectible cards to, or acquire vintage comic books and collectible cards from, the Company.

NOTICE REGARDING AGREEMENT TO ARBITRATE

THIS OFFERING MEMORANDUM REQUIRES THAT ALL INVESTORS ARBITRATE ANY DISPUTE, OTHER THAN THOSE CLAIMS UNDER FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, ARISING OUT OF THEIR INVESTMENT IN THE COMPANY. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF DELAWARE. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

ADDITIONAL RISK FACTOR ARBITRATION:

The Operating Agreement contains a mandatory dispute resolution process which may limit the rights of investors to some legal remedies and forums otherwise available. This Agreement contains a provision which requires that all claims arising from Member's investment in the Company be resolved through arbitration.

For Members’ information:

(a) Arbitration is final and binding on the parties;

(b) The parties are waiving their right to seek remedies in court, including the right to jury trial;

(c) Prearbitration discovery is generally more limited than and potentially different in form and scope from court proceedings.

(d) The Arbitration Award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of a ruling by the arbitrators is strictly limited;

(e) The panel of arbitrators may include a minority of persons engaged in the securities industry. Such arbitration provision limits the rights of an investor to some legal remedies and rights otherwise available.

The dispute resolution process provisions do not apply to claims under the federal securities laws. By agreeing to the dispute resolution process, including mandatory arbitration, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

DILUTION

Dilution means a reduction in value, control or earnings of the Interests the Investor owns. There will be no dilution to any Investors associated with the Offering. However, from time to time, additional Series MTG-ABL90 Interests may be issued in order to raise capital to cover the Series’ ongoing Operating Expenses. See “Description of the Business – Operating Expenses” for further details.

The Manager must acquire a minimum of 2% and may acquire a maximum of 10% of the Interests in connection with this Offering (of which the Manager may sell all or any portion from time to time following the Closing of the Offering). The Manager will pay the price per share offered to all other potential Investors hereunder.

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USE OF PROCEEDS

We estimate that the gross proceeds of this Offering (including from Series MTG-ABL90 Interests acquired by the Manager) will be approximately $125,000 assuming the full amount of this Offering is sold, and will be used as follows:

		Minimum	50%	75%	100%
	Uses
	Asset Cost	$45,250	$51,500	$71,750	$114,000
	Transfer Agent Fee	$-	$-	$-	$-
(assuming the Manager acquires 2% of Interests)
	Offering Expenses (estimated)	$6,683	$6,683	$6,683	$6,683
	--Transport from Seller to Bank Vault			$-	$-
Acquisition Expenses	--Travel and Lodging for Inspection Purposes	$1,242	$1,242	$1,242	$1,242
	--Miscellaneous Holdings Costs	$525	$525	$525	$525
	Sourcing Fee	$2,550	$2,550	$2,550	$2,550
(assuming the Manager acquires 2% of Interests)
	Management Fee	$-	$-	$-	$-
	Disposition Fee	$-	$-	$-	$-
	Total Fees and Expenses	$11,000	$11,000	$11,000	$11,000

	Total Proceeds	$56,250	$62,500	$82,750	$125,000

Our Manager acquired the Series Alpha Black Lotus from the Asset Seller for a total cost of $51,000 , which was paid in cash by the Manager . The Company has entered into a purchase and sale agreement with the Manager for the purchase of the Series Alpha Black Lotus for $114,000 (the “Asset Cost”). The original basis of the Series Alpha Black Lotus is $51,000 plus the Manager incurred additional holding costs. The Company has entered into a purchase and sale agreement (“PSA”) with the Manager for the purchase of the Series Alpha Black Lotus for $114,000. The Company is committed to raising a minimum of $56,250 which is enough to perform on the purchase and sale agreement and have enough in reserves for the ongoing expected costs related to the Series Alpha Black Lotus’ storage, insurance, and other costs. As funds are raised after the minimum, the Manager will be divested of its interest until the maximum of $125,000 is raised. The Manager, separate from its original ownership and purchase of the Series Alpha Black Lotus, may maintain 2% to 10% of the Series as described herein. “Asset Seller(s)” means an individual(s), dealer or auction company, which owns an Underlying Asset prior to i) a purchase of an Underlying Asset by the Company in advance of a potential offering or ii) the closing of an offering from which proceeds are used to acquire the Underlying Asset. In the case of the Series Alpha Black Lotus, the Asset Seller is not an affiliate of the Company, the Manager or any of their respective officers or directors.

The Manager has incurred certain expenses to date which are covered as part of the purchase and sale agreement. The Company expect s to incur additional expenses related to the Series Alpha Black Lotus and has accounted for a minimum raise of $56,250. It is expected that the Manager, or the Company, on behalf of the series, will not obtain most of the services (such as insurance) listed above until the Minimum Offering amount is raised and the Series can perform on the purchase and sale agreement.

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Upon the Closing of the Offering, proceeds from the sale of the Interests will be distributed to the account of the Series. The Series will then perform on the purchase and sale agreement (“PSA”) . As the Series makes payments to the Manager, the Manager will be divested of its interest in the Series Alpha Black Lotus and the Series will o wn the Series Alpha Black Lotus . Upon full payment under the terms of the PSA, the Series Alpha Black Lotus will be owned by the Series and not subject to any liens or encumbrances.

In addition to the costs of acquiring the Underlying Asset, proceeds from the Offering will be used to pay (i) $1,767 of Acquisition Expenses (including but not limited to the items described in the table above), in part which will be paid to the Manager and its affiliates, except as to the extent that Acquisition Expenses are lower than anticipated, any overage will be maintained in an operating account for future Operating Expenses, and (ii) $2,550 to the Manager as consideration for assisting in the sourcing of the Series Alpha Black Lotus. The ranges for the Sourcing Fee are calculated based on the Manager purchasing 2% to 10% of the Series MTG-ABL90 Interest. See “Plan of Distribution and Subscription Procedure – Fees and Expenses” for additional information.

The allocation of the net proceeds of this Offering set forth above represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth. The Manager reserves the right to modify the use of proceeds based on the factors set forth above. Neither the Company nor the Series are expected to keep any of the proceeds from the Offering. In the event that less than the Maximum Series MTG-ABL90 Interests are sold in connection with this Offering, the Manager may pay, and not seek reimbursement for, Offering Expenses and Acquisition Expenses and may waive the Sourcing Fee.

DESCRIPTION OF THE SERIES ALPHA BLACK LOTUS

Summary Overview

•

Upon completion of this Offering, the Series MTG- ABL90 Interests will purchase a Magic: The Gathering Alpha Black Lotus (at times described as the Alpha Black Lotus or Black Lotus throughout this Offering Circular) as the Series MTG-ABL90 Asset (the “Series Alpha Black Lotus” or the “Underlying Asset”), the specifications of which are set forth below.

•

When Wizards of the Coast released Magic: The Gathering in 1993, they printed only 1,100 Black Lotuses for their first-edition (Alpha) card set. It was the world’s first trading card game and the cards quickly sold out. So did the next set (Beta), and the set after that (Unlimited). In those early days, the designers were still tweaking the game mechanics. It didn’t take long for them to realize that the Black Lotus gave whoever wielded one an unfair advantage. As a result, the Black Lotus was removed from subsequent editions of the core set and only reprinted in limited edition Collectors Edition bundles that were restricted from play. In March 1996, Wizards of the Coast added the Black Lotus to the “Reserved List” (cards that will never be reprinted again) to preserve their value as collectibles.

•

Of 1,100 Alpha Black Lotus cards produced in 1993, the Series Alpha Black Lotus represents 1 of just 100 graded 9.0 or above (out of 10) by Beckett Grading Services. BGS sealed the Series Alpha Black Lotus in an airtight plastic sleeve, encased the card in their proprietary tamper-proof plastic case, and issued the unique serial number #0010606601. The serial number can be used to verify the card’s grade and authenticity in the BGS registry.

•

Magic: The Gathering is one of Hasbro’s most profitable brands, with sustained year-over-year growth in popularity and revenue. [1] With an estimated 20 million players and collectors worldwide, we believe that the Black Lotus’ status as the rarest and most desirable cards give it global appeal.

•

Based upon the authentication and grading performed by BGS (Beckett Grading Services) on June 19, 2018, we believe this example to be “Mint” condition. BGS also issued subgrades of 9.5 centering, 9.0 edges, 8.5 corners, and 9.0 surface for this example. BGS identifies only 41 examples receiving a higher overall grade.

Asset Description

Ownership and Pricing History

Prior to authentication and grading by BGS in June 2018, the provenance of Series Alpha Black Lotus is unknown. Originally published by Wizards of the Coast in August 1993, the Black Lotus was originally distributed in 15 card “booster packs” for $2.45, or roughly $4.27 in 2018 dollars, and 60 card “Starter Decks” for $7.95 MSRP, or roughly $13.87 in 2018 dollars.

Grading Overview

Series Alpha Black Lotus was thoroughly inspected, authenticated, and graded by BGS (Beckett Grading Services) on June 19, 2018 and given a 9.0 “Mint” condition grade. BGS identifies only 41 examples receiving a higher overall grade.

___________________

1 Hasbro Reports Third Quarter 2018 Financial Results. (n.d.). Retrieved from http://investor.hasbro.com/news-releases/news-release-details/hasbro-reports-third-quarter-2018-financial-results

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BGS issued the following subgrades for Series Alpha Black Lotus:

•	9.5 Centering - Centering 50/50 one way, 55/45 the other.
•	9.0 Edges - Smooth edges, with a handful of specks or one minor spot.
•	8.5 Corners - Slight imperfections under intense scrutiny.
•	9.0 Surface - Original color borders and gloss.

Market Assessment

We believe that rare Alpha- edition Magic: The Gathering cards like the Black Lotus have a special place in collectible card gaming and popular culture, with the iconic status necessary to supersede typical generational preferences.2 We believe the Series Alpha Black Lotus to be a particularly good Alpha Black Lotus due to its 9.0 “Mint” grade given by Beckett Grading Services. We believe that an Alpha-edition Black Lotus represents a more unique investment over the Beta (approximately 3,200 printed), Unlimited (approximately 18,500 printed), and Collectors’ Edition (approximately 15,000 printed), compared with approximately 1,100 printed for Alpha-edition.

We believe Black Lotus values have the potential to continue to appreciate going forward, driven by the successful September 2018 introduction of Magic: The Gathering Arena, a film series in development by 20th Century Fox, and the debut of Magic eSports in 2019.

History

When Wizards of the Coast released Magic: The Gathering in 1993, they printed only 1,100 Black Lotuses for their first-edition (Alpha) card set. It was the world’s first trading card game, where players become dueling wizards who unleash fantastical creatures and spells on each other. The cards quickly sold out, as did the next set (Beta), and the set after that (Unlimited).

In those early days, the designers were still tweaking the game mechanics. It didn’t take long for them to realize that the Black Lotus gave whoever wielded one an unfair advantage, making it way too easy to defeat less fortunate opponents. As a result, the card was restricted from play and it was not included in subsequent releases of the core set.

Today, an estimated 20 million people play Magic worldwide.3 Most of them started playing after the Black Lotus went out of print. Many have never seen one in person. It has become so iconic that even people who’ve never played have heard of it. We believe that the Black Lotus is extremely rare, extremely powerful, and therefore extremely desirable to an engaged and growing fanbase.

___________________

2 Baird, S. (2019, March 11). Yet Another Black Lotus Has Been Sold At Auction, This Time For $166K. Retrieved from http://www.thegamer.com/black-lotus-sold-auction-166k/

3 http://www.theguardian.com/technology/2015/jul/10/magic-the-gathering-pop-culture-hit-where-next

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Magic is one of Hasbro’s most profitable brands, with sustained year-over-year growth in popularity and revenue. Wizards of the Coast released an open beta of their digital game, Magic: The Gathering Arena, in September 2018. In 2014, 20th Century Fox acquired rights to a Magic movie franchise. The first film is currently in development.

Depreciation

The Company treats assets as collectible and therefore will not depreciate or amortize the Series Alpha Black Lotus going forward.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Since its formation in January 2019, the Company has intended to engage primarily in acquiring a collection of investment grade vintage comic books and collectible cards. The Company currently does not own any assets, but intends to perform on a purchase and sale agreement entered into with the Manager of the Company for the sale of the Alpha Black Lotus through a designated Series as discussed herein. This is not and was not an arms’ length transaction. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

We will launch an offering of interests in Series MTG-ABL90 as soon as we are declared qualified by the Securities Exchange Commission and are in the process of launching subsequent offerings for other series.

Operating Results

Revenues are generated at the series level. As of January 31, 2019, no series of the Company has generated any revenues. Series MTG-ABL90 is not expected to generate any revenues until 2020.

The Company incurred no Operating Expenses in the period ended January 31, 2019 related to storage, transportation, insurance, maintenance and professional services fees associated with the series assets we acquired. We exp ect to incur these expenses, and thus, have set a minimum amount for which we believe we will need in order to cover these costs. Once the Company has raised a sufficient amount to cover such costs, the Company, on behalf of the Company will obtain such services (such as insurance) and perform on the purchase and sale agreement with the Manager. The Operating Expenses incurred pre-closing related to the Underlying Asset are being paid by the Manager and will not be reimbursed by the series. Each series of the Company will be responsible for its own Operating Expenses, such as storage, insurance or maintenance beginning on the closing date of the offering for such Series of Interests.

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Liquidity and Capital Resources

As of January 31, 2019, the Company nor any Series of Interests in the Company, had any cash or cash equivalents and the Company had no financial obligations. Each series will enter into a purchase and sale agreement,  obtain a loan, or both to acquire its Underlying Asset with proceeds generated from the closing of the offering of such series. No series will have any obligation to repay a loan incurred by the Company or to perform on a purchase and sale agreement to purchase an Underlying Asset for another series.

Plan of Operations

At the time of the qualification of this offering statement, Series MTG-ABL90 has not commenced operations, is not capitalized and has no assets or liabilities. We intend for Series MTG-ABL90 to start operations at the time of the Closing of the Offering. All assets and liabilities related to the Series MTG Alpha Black Lotus that have been incurred to date and will be incurred until the Closing are the responsibility of the Company or the Manager and responsibility for any assets or liabilities related to the series Alpha Black Lotus will not transfer to each Series until such time as a Closing for each series has occurred.

The Company plans to launch approximately 10 to 15 additional offerings in the next 12 months. The proceeds from any offerings closed during the next 12 months will be used to acquire additional investment grade vintage comic books and collectible cards, which we anticipate will enable the Company to reduce Operating Expenses for each series as we negotiate better contracts for storage, insurance and other Operating Expenses with a larger collection of assets. However, it should be noted that the Company may not launch enough Series of have enough Underlying Assets to realize economies of scale. Despite the Company’s best intentions, it is possible, and very likely, that the Company may not be able to launch as many offerings as it intends and thus, will not be able to realize reduced Operating Expenses per Series through economies of scale.

The Company will also be highly dependent on the capitalization of the Manager. The Company believes that it will, from this Offering, and subsequent offerings for other assets, have sufficient capital for the next 12 months for each individual series. The Manager, however, must also be capitalized. The officers of the Manager are committed to provide such capitalization, but such commitment is not in writing.

We also intend to develop Fan Club Experiences (as described in “Description of the Business – Business of the Company” section of the Company’s Offering Circular), allowing Investors to enjoy the collection of vintage comic books and collectible cards acquired by the Company through events, conventions, museums and other programs, which we anticipate will enable the Underlying Asset to generate revenues for the series to cover, in whole or in part, the ongoing post-closing Operating Expenses.

We do not anticipate generating any revenues in fiscal year 2019 from Fan Club Experiences to cover any of the Operating Expenses for Series MTG- ABL90 or any other Series of Interests closed in fiscal year 2019 since we do not intend on launching such experiences until 2020.

PLAN OF DISTRIBUTION AND SUBSCRIPTION PROCEDURE

Plan of distribution

We are managed by Mythic Markets, Inc. (“Mythic Markets” or the “Manager”), a Delaware corporation incorporated in 2018. Mythic Markets owns and operates a web-based (desktop & mobile) investment platform called Mythic Markets (the Mythic Markets platform and any successor platform used by the Company for the offer and sale of interests, the “Mythic Markets Platform”), through which Investors may indirectly invest, through a series of the Company’s interests, in vintage comic book and collectible card opportunities that have been historically difficult to access for many market participants. Through the use of the Mythic Markets Platform, Investors can browse and screen the potential investments and sign legal documents electronically. We intend to distribute the Interests exclusively through the Mythic Markets Platform. Neither Mythic Markets, Inc. nor any other affiliated entity involved in the offer and sale of the Interests is a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of the Interests.

The Mythic Markets platform refers to both the investment platform and potential future trading platform.  The investment platform has been fully developed and will launch in conjunction with the Alpha Black Lotus offering.  To participate, investors must complete an application on the Mythic Markets platform to subscribe.

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This Offering of Series MTG- ABL90 Interests is being conducted under Regulation A under the Securities Act of 1933, as amended (the “Securities Act”) and therefore, only offered and sold to “qualified purchasers.” For further details on the suitability requirements an Investor must meet in order to participate in this Offering, see “Plan of Distribution and Subscription Procedure – Investor Suitability Standards”. As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain antifraud provisions, to the extent that our Interests are offered and sold only to “qualified purchasers” or at a time when our Interests are listed on a national securities exchange.

We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons (including companies) of an issuer shall not be deemed brokers if they (a) perform substantial duties at the end of the offering for the issuer; (b) are not broker dealers; and (c) do not participate in selling securities more than once every 12 months, except for any of the following activities: (i) preparing written communication, but no oral solicitation; or (ii) responding to inquiries provided that the content is contained in the applicable registration statement; or (iii) performing clerical work in effecting any transaction. Neither the Company, its Manager, nor any affiliates conduct any activities that fall outside of Rule 3a4-1 and are therefore not brokers nor are they dealers. All subscription funds which are accepted will be deposited directly into the Company’s account. This account is not held by an escrow agent. Subscription funds placed in the segregate, Company account may only be released if the Minimum Offering Amount is raised within the Offering Period.

The initial offering price of $62.50 per Series MTG-ABL90 Interest (the “Purchase Price”) was determined by the Manager and is equal to the aggregate of (i) the purchase price of the Series Alpha Black Lotus, (ii) the Transfer Agent Fee, (iii) Offering Expenses, (iv) the Acquisition Expenses, and (v) the Sourcing Fee (in each case as described below). The Closing of the Offering of the Series MTG-ABL90 Interests will occur on the earliest to occur of (i) the date subscriptions for the Maximum MTG-ABL90 Interests have been accepted or (ii) a date determined by the Manager in its sole discretion, provided that subscriptions for the Minimum Series MTG-ABL90 Interests have been accepted. If Closing has not occurred, the Offering shall be terminated upon (i) the date which is one year from the date this Offering Circular is qualified by the U.S. Securities and Exchange Commission (the “Commission”) which period may be extended by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the offering in its sole discretion. The Series MTG-ABL90 Interests are being offered by subscription only in the U.S. and to residents of those states in which the offer and sale is not prohibited. This Offering Circular does not constitute an offer or sale of Series MTG-ABL90 Interests outside of the U.S.

Those persons who want to invest in the Interests must sign a Subscription Agreement, which will contain representations, warranties, covenants, and conditions customary for private placement investments in limited liability companies; see “How to Subscribe” below for further details. A copy of the form of Subscription Agreement is attached as Exhibit 4.1.

The Series MTG-ABL90 Interests will be issued in book-entry form without certificates.

The Manager, and not the Company, will pay all of the expenses incurred in this Offering the Sourcing Fee, Offering Expenses or Acquisition Expenses, including fees to legal counsel, but excluding fees for counsel or other advisors to the Investors and fees associated with the filing of periodic reports with the Commission and future blue sky filings with state securities departments, as applicable. Any Investor desiring to engage separate legal counsel or other professional advisors in connection with this Offering will be responsible for the fees and costs of such separate representation.

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Investor Suitability Standards

The Series MTG-ABL90 Interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other Investors so long as their investment in any of the interests of the Company (in connection with this Series or any other series offered under Regulation A) does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any Investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such Investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential Investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the Investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the Investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential Investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an Investor’s home, home furnishings and automobiles.

The Interests will not be offered or sold to prospective Investors subject to the Employee Retirement Income Security Act of 1974 and regulations thereunder, as amended (“ERISA”).

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

Our Manager will be permitted to make a determination that the subscribers of Interests in this offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in our Interests may involve significant risks. Only Investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in the Interests. See “Risk Factors.”

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Minimum and Maximum Investment

The minimum subscription by an Investor in this Offering is one (1) Interest and the maximum subscription by any Investor in this Offering is for Interests representing 10% of the total Interests of the Series.

Escrow Agent

The escrow agent is North Capital Private Securities, a Pennsylvania banking corporation (the “Escrow Agent”) who will be appointed pursuant to an escrow agreement among the Escrow Agent and the Company, on behalf of the Series (the “Escrow Agreement”). A copy of the Escrow Agreement is attached hereto as Exhibit 8.1. Each series will generally be responsible for fees due to the Escrow Agent, which are categorized as part of the Offering Expenses described in the “Fees and Expenses” section below; however, the Manager has agreed to pay and not be reimbursed for fees due to the Escrow Agent incurred in the case of the Offering for Series MTG-ABL90 Interests.

The Company must indemnify the Escrow Agent and each of its officers, directors, employees and agents against any losses that are incurred in connection with providing the services under the Escrow Agreement other than losses that arise out of the Escrow Agent’s gross negligence or willful misconduct.

Fees and Expenses

Offering Expenses

Each Series of Interests will generally be responsible for certain fees, costs and expenses incurred in connection with the offering of the interests associated with that series (the “Offering Expenses”). Offering Expenses consist of legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering (and exclude ongoing costs described in Operating Expenses). The Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to this Offering.

Acquisition Expenses

Each Series of Interests will be responsible for any and all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Underlying Asset related to such series incurred prior to the Closing, including brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third party industry and due diligence experts, bank fees and interest (if the Underlying Asset was acquired using debt prior to completion of an offering), auction house fees, travel and lodging for inspection purposes, transportation costs to transfer the Underlying Asset from the Asset Seller’s possession to the storage facility or to locations for creation of photography and videography materials (including any insurance required in connection with such transportation) and photography and videography expenses in order to prepare the profile for the Underlying Asset on the Mythic Markets Platform (the “Acquisition Expenses”). The Acquisition Expenses will be payable from the proceeds of each offering.

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Sourcing Fee

The Manager will be paid a fee as compensation for sourcing each Underlying Asset (the “Sourcing Fee”), which in respect of this Offering, shall not exceed $2,550 and in respect of any other offering, such amount as determined by the Manager at the time of such offering.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this Offering Circular. Except as otherwise indicated, all information contained in this Offering Circular is given as of the date of this Offering Circular. Neither the delivery of this Offering Circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “Offering Circular Supplement” that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular Supplement. The Offering Statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the Commission and any Offering Circular Supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the Commission.

The Offering Statement and all supplements and reports that we have filed or will file in the future can be read on the Commission website at www.sec.gov or in the legal section for the Series Alpha Black Lotus on the Mythic Markets Platform. The contents of the Mythic Markets Platform (other than the Offering Statement, this Offering Circular and the Appendices and Exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

How to Subscribe

Potential Investors who are “qualified purchasers” may subscribe to purchase Series MTG-ABL90 Interests. Any potential Investor wishing to acquire Series MTG-ABL90 Interests must:

1.	Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular and attached hereto or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in the Series MTG-ABL90 Interests is suitable for you.

2.	Review the Subscription Agreement (including the Investor Qualification and Attestation attached thereto), which was pre-populated following your completion of certain questions on the Mythic Markets Platform application and if the responses remain accurate and correct, sign the completed Subscription Agreement using electronic signature. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

3.	Once the completed Subscription Agreement is signed, an integrated online payment provider will transfer funds in an amount equal to the purchase price for the Series MTG-ABL90 Interests you have applied to subscribe for (as set out on the front page of your Subscription Agreement) into the escrow account for the series. The Escrow Agent will hold such subscription monies in escrow until such time as your Subscription Agreement is either accepted or rejected by the Manager and, if accepted, such further time until you are issued Series MTG-ABL90 Interests.

4.	The Manager will review the subscription documentation completed and signed by you. You may be asked to provide additional information. The Manager will contact you directly if required. We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw the Offering at any time prior to Closing.

5.	Once the review is complete, the Manager will inform you whether or not your application to subscribe for Series MTG-ABL90 Interests is approved or denied and if approved, the number of Series MTG-ABL90 Interests you are entitled to subscribe for. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. The Manager accepts subscriptions on a first-come, first served basis subject to the right to reject or reduce subscriptions.

6.	If all or a part of your subscription is approved, then the number of Series MTG-ABL90 Interests you are entitled to subscribe for will be issued to you upon the Closing. Simultaneously with the issuance of the Series MTG-ABL90 Interests, the subscription monies held by the Escrow Agent in escrow on your behalf will be transferred to the account of the Series as consideration for such Series MTG-ABL90 Interests.

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By executing the Subscription Agreement, you agree to be bound by the terms of the Subscription Agreement and the Amended and Restated Limited Liability Company Agreement of the Company (the “Operating Agreement”). The Company, the Manager will rely on the information you provide in the Subscription Agreement, including the “Investor Qualification and Attestation” attached thereto and the supplemental information you provide in order for the Manager to verify your status as a “qualified purchaser”. If any information about your “qualified purchaser” status changes prior to you being issued the Series MTG-ABL90 Interests, please notify the Manager immediately using the contact details set out in the Subscription Agreement.

For further information on the subscription process, please contact the Manager using the contact details set out in the “Where to Find Additional Information” section.

The subscription funds advanced by prospective Investors as part of the subscription process will be held in a non-interest bearing account with the Escrow Agent and will not be commingled with the Series of Interests’ operating account, until if and when there is a Closing with respect to that Investor. When the Escrow Agent has received instructions from the Manager that the Offering will close and the Investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such Investor’s subscription proceeds in its possession to the account of the Series. If the Offering is terminated without a Closing, or if a prospective Investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective Investors will be returned promptly to them without interest or deductions. Any costs and expenses associated with a terminated offering will be borne by the Manager.

DESCRIPTION OF THE BUSINESS

Overview

The vintage comic book and collectible card market, a global, multi-billion-dollar industry (based on estimates by Statista), is characterized by: (i) a very small number of collectors who have the financial means to acquire, enjoy and derive financial gains from vintage comic book and collectible card assets, and (ii) a very large number of vintage comic book and collectible card enthusiasts who have equivalent knowledge and passion for the assets, but no current mechanism to benefit financially from or enjoy certain benefits of ownership of the asset class. This dichotomy and the disproportionate access to the market have resulted in the creation of significant latent demand from the enthusiast community to directly participate in an asset class that, to date, they have passively watched deliver returns to a select group of individual collectors.

The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the vintage comic book and collectible card market. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity interests in “blue-chip” vintage comic book and collectible card assets through a seamless investment experience through the Mythic Markets Platform. It is expected that most of the value for investors of the Underlying Assets will be through appreciation, however, eventually, the Company, for its various Underlying Assets and Series, intends to launch certain fan experiences, called “Fan Club Experiences.” However, the Company has not entered into any agreements for such experiences and does not plan to launch any such experiences until 2020 when the Company has sufficient Underlying Assets in designated Series to justify the expense associated with such events as well as the effort. Eventually, it is the Company’s intention that investors will have the opportunity to participate in a unique collective ownership experience, including museum/retail locations and conventions, as part of the Fan Club Experiences. The objective is to use revenue generated from these Fan Club Experiences to fund the highest caliber of care for the vintage comic books and collectible cards in the collection, which we expect ultimately to be offset by meaningful economies of scale in the form of lower costs for insurance and storage facilities, and to generate Free Cash Flow distributions to equity Investors in the Underlying Assets. “Free Cash Flow” is defined as the net income (as determined under U.S. generally accepted accounting principles (“GAAP”)) generated by the Series plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the Underlying Asset. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

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Collectors and brokers interested in selling their vintage comic books and collectible cards will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting vintage comic books and collectible cards. Auction and consignment models can typically include upwards of ~20% of asset value in transaction costs and buyer premiums, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

Business of the Company

The Interests represent an investment in Series MTG-ABL90 and thus indirectly the Series Alpha Black Lotus and do not represent an investment in the Company or the Manager generally. We do not anticipate that Series MTG-ABL90 will own any assets other than the Series Alpha Black Lotus. However, we expect that the operations of the Company, including the issuance of additional Series of Interests and their acquisition of additional assets, will benefit Investors by enabling the Series to benefit from economies of scale and by allowing Investors to enjoy the Company’s vintage comic book and collectible card collection at the Fan Club Experiences  which are not expected to launch until 2020, for which we have not entered into any agreements.

We anticipate that the Company’s core competency will be the identification, acquisition, marketing and management of investment grade vintage comic books and collectible cards for the benefit of the Investors. In addition, through the use of the Mythic Markets Platform, the Company aspires to offer innovative digital products that support a seamless, transparent and unassuming investment process as well as unique and enjoyable experiences that enhance the utility value of investing in passion assets. The Company, with the support of the Manager and through the use of the Mythic Markets Platform, aims to provide:

I. Investors with access to blue-chip vintage comic book and collectible card assets for investment, portfolio diversification and secondary market liquidity for their Interests (although there can be no guarantee that a secondary market will ever develop or that appropriate registrations to permit such secondary trading will ever be obtained).

II. Vintage Comic Book and Collectible Card Seller(s) with greater market transparency and insights, lower transaction costs, increased liquidity, a seamless and convenient sale process, portfolio diversification and the ability to retain minority equity positions in assets via the retention of equity interests in offerings conducted through the Mythic Markets Platform.

III. All Mythic Markets Platform users with a premium, highly curated, engaging media experience, including audiovisual content, virtual and augmented reality, community, and market sentiment (e.g. “fantasy collecting”) features. The investable assets on the platform will be supplemented with “private” assets, which will be used to generate conversation, support the “fantasy collecting” component of the platform and enable users to share personal sentiment on all types of assets.

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IV. All Mythic Markets Platform users and others with opportunities to engage with the vintage comic books and collectible cards in the Company’s collection through a diverse set of tangible interactions with assets on the platform and unique collective ownership experiences (together, the “Fan Club Experiences”) such as:

A. Grand Prix events (e.g., interactions with comic artists and game designers, casual drafts and competitive tournaments, major convention presence)

B. Visit & interact at Mythic Markets “museums” (i.e., Open HQ, pop-up experiences with partner businesses, or exhibitor booths at major auctions/events/conventions where users can view the assets in person and interact with each other in a social environment);

C. Asset sponsorship models (e.g. corporate sponsors or individuals pay for assets to appear in galleries or at events); and

D. Other asset related products (e.g., merchandise, social networking, communities).

A core principle of vintage comic book and collectible card collecting is the enjoyment of the assets. As such, the ultimate goal of the Fan Club Experiences will be to operate the asset profitably (i.e., generate revenues in excess of Operating Expenses at the Fan Club Experiences within mandated usage guidelines) while supporting the potential generation of financial returns for Investors in each series. The Fan Club Experiences, with appropriate controls and incentives, and active monitoring by the Series Manager, should enable a highly differentiated and enjoyable shared collecting experience while providing for premium care for assets in the Company’s collection. To the extent the Series Manager considers it beneficial to Investors, we plan to include the Series Alpha Black Lotus in the Fan Club Experiences.

Despite the pla ns of the Company, it should be noted that Fan Club Experiences are not expected to launch until 2020 and the Company has a significant amount of assets for the Fan Club Experiences will be an enjoyable and profitable experience. The Company has not entered into an y contracts regarding Fan Club Experiences and I nvestors are discouraged from investing solely on the basis of the plans of Fan Club Experiences. Instead, I nvestors should invest because they believe that the Underlying Asset of their Series will increase in value based on the Underlying Asset and the marketplace itself.

Our objective is to become the leading marketplace for investing in collector quality fandom and pop- culture assets (including vintage comic books and collectible cards) and, through the Mythic Markets Platform, to provide Investors with financial returns commensurate with returns in the vintage comic book and collectible card market, to enable deeper and more meaningful participation by comic book and collectible card enthusiasts in the hobby, to provide experiential and social benefits comparable to those of a world-class vintage comic book and collectible card collector, and to manage the collection in a manner that provides exemplary care to the assets and offers potential returns for Investors.

Manager

The Operating Agreement designates the Manager as the managing member of the Company. The Manager will generally not be entitled to vote on matters submitted to the Members. The Manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the Manager.

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The Operating Agreement further provides that the Manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any Series of Interests or any of the interest holders and will not be subject to any different standards imposed by the Operating Agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the Operating Agreement provides that the Manager will not have any duty (including any fiduciary duty) to the Company, any series or any of the interest holders.

In the event the Manager resigns as managing member of the Company, the holders of a majority of all interests of the Company may elect a successor managing member. Holders of interests in each series of the Company have the right to remove the Manager as manager of the Company, by a vote of two-thirds of the holders of all interests in each series of the Company (excluding the Manager), in the event the Manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a Series of Interests or the Company. If so convicted, the Manager shall call a meeting of all of the holders of every Series of Interests within 30 calendar days of such non-appealable judgment at which the holders may vote to remove the Manager as manager of the Company and each series. If the Manager fails to call such a meeting, any interest holder will have the authority to call such a meeting. In the event of its removal, the Manager shall be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve the Company (and therefore the series), the liquidation provisions of the Operating Agreement shall apply (as described in “Description of the Interests Offered – Liquidation Rights”). In the event the Manager is removed as manager of the Company, it shall also immediately cease to be manager of any series.

See “Management” for additional information regarding the Manager.

Advisory Board

The Manager intends to assemble an expert network of advisors with experience in relevant industries (the “Advisory Board”) to assist the Manager in identifying and acquiring the vintage comic books and collectible cards, to assist the Series Manager in managing the vintage comic books and collectible cards and to advise the Manager and certain other matters associated with the business of the Company and the various Series of Interests.

The members of the Advisory Board are not managers or officers of the Company or any series and do not have any fiduciary or other duties to the interest holders of any series.

Operating Expenses

Upon the Closing, the Series will be responsible for the following costs and expenses attributable to the activities of the Company related to the Series (together, the “Operating Expenses”):

I. any and all ongoing fees, costs and expenses incurred in connection with the management of the Underlying Asset, including import taxes, income taxes, transportation (other than transportation costs described in Acquisition Expenses), storage (including its allocable portion of property rental fees should the Manager decide to rent a property to store a number of Underlying Assets), security, valuation, custodial, marketing, maintenance and utilization of the Underlying Asset;

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II. fees, costs and expenses incurred in connection with preparing any reports and accounts of the Series of Interests, including any blue sky filings required in certain states and any annual audit of the accounts of such Series of Interests (if applicable);

III. fees, costs and expenses of a third party registrar and transfer agent appointed in connection with the Series of Interests;

IV. fees, costs and expenses incurred in connection with making any tax filings on behalf of the Series of Interests;

V. any indemnification payments;

VI. any and all insurance premiums or expenses incurred in connection with the Underlying Asset, including insurance required for utilization at and transportation of the Underlying Asset to events under Fan Club Experiences (excluding any insurance taken out by a corporate sponsor or individual paying to showcase an asset at an event but including, if obtained, directors and officers insurance of the directors and officers of the Manager or the Series Manager); and

VII. any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion.

The Manager has agreed to pay and not be reimbursed for Operating Expenses incurred prior to the Closing. The Manager will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent (other than for storage of the Underlying Asset), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the Underlying Asset).

If the Operating Expenses exceed the amount of revenues generated from the Underlying Asset and cannot be covered by any Operating Expense reserves on the balance sheet of the Underlying Asset, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the Series Alpha Black Lotus (an “Operating Expenses Reimbursement Obligation(s)”), and/or (c) issue additional Interests in the Series in order to cover such additional amounts.

Indemnification of the Manager

The Operating Agreement provides that none of the Manager, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the Manager, members of the Advisory Board, nor persons acting at the request of the Company in certain capacities with respect to other entities (collectively, the “Indemnified Parties”) will be liable to the Company, any series or any interest holders for any act or omission taken by the Indemnified Parties in connection with the business of the Company or any Series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The Series will indemnify the Indemnified Parties out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Indemnified Parties with respect to the Company or the Series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

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Description of the Series Agreement

The Series will appoint the Manager to serve as Series Manager (the “Series Manager”) to manage the Underlying Asset pursuant to a Series Agreement (the “Series Agreement”).

The services provided by the Series Manager will include:

•	Together with members of the Advisory Board, creating the asset maintenance policies for the collection of assets;

•	Investigating, selecting, and, on behalf of the applicable series, engaging and conducting business with such persons as the Series Manager deems necessary to ensure the proper performance of its obligations under the Series Agreement, including but not limited to consultants, insurers, insurance agents, maintenance providers, storage providers and transportation providers and any and all persons acting in any other capacity deemed by the Series Manager necessary or desirable for the performance of any of the services under the Series Agreement; and

•	Developing standards for the transportation and care of the Underlying Assets.

The Series Agreement will terminate on the earlier of: (i) one year after the date on which the relevant Underlying Asset has been liquidated and the obligations connected to the Underlying Asset (including, contingent obligations) have been terminated, (ii) the removal of Mythic Markets, Inc. as managing member of the Company (and thus all Series of Interests), (iii) upon notice by one party to the other party of a party’s material breach of the Series Agreement or (iv) such other date as agreed between the parties to the Series Agreement.

Each series will indemnify the Series Manager out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Series Manager under the Series Agreement with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Management Fee

As consideration for managing the Underlying Asset, the Series Manager will be paid a semi-annual fee pursuant to the Series Agreement equal to 50% of any available Free Cash Flow generated by the Series for such six-month time period (the “Management Fee”).

Asset selection

The Company targets a broad spectrum of assets globally in order to cater to a wide variety of tastes and investment strategies across the vintage comic book and collectible card market. We intend to acquire vintage comic book and collectible card assets ranging from Golden and Silver Age comic books, Magic: The Gathering, Pokemon cards, as well as various other categories across the spectrum of investment-grade vintage comic book and collectible card assets. We will pursue acquisitions opportunistically on a global basis whenever we can leverage our industry specific knowledge or relationships to bring compelling investment opportunities to Investors. It is our objective to acquire only the highest caliber assets (Graded 9 and above as defined by Beckett Grading Services and Professional Sports Authenticator, Graded 4.5 and above as defined by Certified Guaranty Company and other similar industry grading companies, although we may opportunistically choose to acquire assets of lesser qualities from time to time if we consider these to be prudent investments for the Investors on the Mythic Markets Platform) and to appropriately maintain, monitor and manage the collection to support its continued value appreciation and to enable respectful enjoyment and utilization by the Investors.

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We anticipate that our Advisory Board will assist in the identification of vintage comic books and collectible cards and in finding and identifying collectible related service providers. This will give the Company access to the highest quality assets and balanced information and decision making from information collected across a diverse set of constituents in the vintage comic book and collectible card market, as well as a network of partners to ensure the highest standards of care for the Underlying Assets.

Our asset selection criteria were established by the Manager in consultation with members of our Advisory Board and are continually influenced by Investor demand and current industry trends. The criteria are subject to change from time to time in the sole discretion of the Manager. Although we cannot guarantee positive investment returns on the assets we acquire, we endeavor to select assets that are projected to generate positive return on investment, primarily based upon the asset’s value appreciation potential. The Manager, along with our Advisory Board, will endeavor to only select assets with known ownership history, pre-purchase inspections, and other related records. The Manager, along with our Advisory Board, also considers the condition and grading of the assets, historical significance, provenance, the historical valuation of the specific asset or comparable assets and our ability to relocate the asset to offer tangible experiences to Investors and members of the Mythic Markets Platform. The Manager, together with the Advisory Board, will review asset selection criteria at least annually. The Manager will seek approval from the Advisory Board for any major deviations from these criteria.

Through the Company’s network and Advisory Board, we believe that we will be able to identify and acquire vintage comic book and collectible card assets of the highest quality and known provenance, and obtain proprietary access to publisher limited production assets, with the intent of driving returns for Investors in the Series of Interests that owns the applicable asset. Concurrently, through the Mythic Markets Platform, we aim to bring together a significantly larger number of potential buyers with Asset Sellers than traditional auction houses or brokers are able to achieve. Through this process, we believe we can source and syndicate assets more efficiently than the traditional markets and with significantly lower transaction and holding costs.

Asset acquisition

From time to time, and as was the case for the Series Alpha Black Lotus, the Company or its Affiliates may elect to acquire an asset opportunistically prior to the offering process. In such cases, the proceeds from the associated offering, Offering Expenses or other Acquisition Expenses or Sourcing Fee, will be used to reimburse the Company for the acquisition of the asset or repay any loans made to the Company, plus applicable interest, to acquire such assets. The Company pre-purchased the Series Alpha Black Lotus through a loan from the Manager as described in “Use of Proceeds”.

In the future, rather than pre-purchasing assets before the closing of an offering, the Company plans to negotiate with Asset Sellers for the exclusive right to market, for a period of time (the “exclusivity period”) an asset on the Mythic Markets Platform to Investors. The Company plans to achieve this by pre-negotiating a purchase price (or desired amount of liquidity) and entering into an asset purchase agreement with an Asset Seller which would close simultaneously upon the closing of the offering of interests in the series associated with that asset. Then, upon closing a successful offering, the Asset Seller would be compensated with a combination of cash proceeds from the offering and, if elected, equity ownership in the series associated with the asset (as negotiated in the asset purchase agreement for such vintage comic book or collectible card) and the asset would be held by, or for the benefit of, the applicable series.

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Asset liquidity

The Company intends to hold and manage all of the assets marketed on the Mythic Markets Platform indefinitely. Liquidity for Investors would be obtained by transferring their interests in a series (although there can be no guarantee that a secondary market for any Series of Interests will develop or that appropriate registrations to permit secondary trading will ever be obtained). However, should an offer to liquidate an entire asset materialize and be in the best interest of the Investors, as determined by the Manager, the Manager together with the Advisory Board will consider the merits of such offers on a case-by-case basis and potentially sell the asset. Furthermore, should an asset become obsolete (e.g. lack Investor demand for its interests) or suffer from a catastrophic event, the Manager may choose to sell the asset. As a result of a sale under any circumstances, the Manager would distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered under the assets insurance contract) to the interest holders of the applicable series (after payment of any accrued liabilities or debt, including but not limited to balances outstanding under any Operating Expenses Reimbursement Obligation, on the asset or of the series at that time).

Facilities

The Manager intends to operate the Company and manage the collection in a manner that will focus on the ongoing security of all Underlying Assets. The Manager will store the Underlying Asset, along with other assets in a professional facility and in accordance with standards commonly expected when managing vintage comic books and collectible cards of equivalent value and always as recommended by the Advisory Board.

The Company currently leases a safe deposit box in the vault of a commercial banking facility in Oregon for the purposes of storing the Underlying Asset in a highly controlled environment or is otherwise being utilized for marketing or similar purposes. The facility is monitored by staff approximately 49 hours per week and is under constant video surveillance. Each of the Underlying Assets in the collection are inspected and exercised appropriately on a regular basis according to the maintenance schedule defined for each Underlying Asset by the Series Manager in conjunction with members of the Advisory Board.

The Manager and the Series Manager is located at 16 Lagoon Ct, San Rafael, CA 94903 and presently has two full-time employees and three part-time contractors. The Company does not have any employees.

Government regulation

Regulation of the vintage comic book and collectible card industry varies from jurisdiction to jurisdiction and state to state. In any jurisdictions or states in which the Company operates, it may be required to obtain licenses and permits to conduct business and will be subject to local laws and regulations, including, but not limited to, import and export regulations, laws and regulations involving sales, use, value-added and other indirect taxes.

Claims arising out of actual or alleged violations of law could be asserted against the Company by individuals or governmental authorities and could expose the Company or each Series of Interests to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

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Legal proceedings

None of the Company, any series, the Manager, the Series Manager or any director or executive officer of the Manager is presently subject to any material legal proceedings.

Allocations of expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from Underlying Assets and any indemnification payments made by the Company will be allocated amongst the various interests in accordance with the Manager’s allocation policy, a copy of which is available to Investors upon written request to the Manager. The allocation policy requires the Manager to allocate items that are allocable to a specific series to be borne by, or distributed to (as applicable), the applicable Series of Interests. If, however, an item is not allocable to a specific series but to the Company in general, it will be allocated pro rata based on the value of Underlying Assets (e.g., in respect of collectible insurance) or the number of interests, as reasonably determined by the Manager or as otherwise set forth in the allocation policy. By way of example, as of the date hereof it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific Underlying Asset)
Revenue	Fan Club Experiences (Mythic Museum, Grand Prix Tournaments, etc.) (not expected until 2020)	Allocable pro rata to the value of each Underlying Asset
Offering Expenses	Filing expenses related to submission of regulatory paperwork for a series	Allocable pro rata to the number of Underlying Assets
	Underwriting expense incurred	Allocable pro rata to the number of Underlying Assets
	Legal expenses related to the submission of regulatory paperwork for a series	Allocable pro rata to the number of Underlying Assets
	Audit and accounting work related to the regulatory paperwork of a series	Allocable pro rata to the number of Underlying Assets
	Escrow agent fees for the administration of escrow accounts related to the offering	Allocable pro rata to the number of Underlying Assets
	Compliance work including diligence related to the preparation of a series	Allocable pro rata to the number of Underlying Assets
Acquisition Expense	Transportation of Underlying Asset as at time of acquisition	Allocable pro rata to the number of Underlying Assets
	Insurance for transportation of Underlying Asset as at time of acquisition	Allocable pro rata to the value of each Underlying Asset
	Preparation of marketing materials	Allocable pro rata to the number of Underlying Assets
	Interest expense in the case an Underlying Asset was pre-purchased by the Company prior to the closing of an offering through a loan (if applicable)	Allocable directly to the applicable Underlying Asset
Operating Expense	Storage	Allocable pro rata to the number of Underlying Assets
	Security (e.g., surveillance and patrols)	Allocable pro rata to the number of Underlying Assets
	Custodial fees	Allocable pro rata to the number of Underlying Assets
	Appraisal and valuation fees	Allocable pro rata to the number of Underlying Assets
	Marketing expenses in connection with Fan Club Experiences	Allocable pro rata to the value of each Underlying Asset
	Insurance	Allocable pro rata to the value of each Underlying Asset
	Transportation to Fan Club Experiences	Allocable pro rata to the number of Underlying Assets
	Audit, accounting and bookkeeping related to the reporting requirements of the series	Allocable pro rata to the number of Underlying Assets
	Other Fan Club Experience related expenses (e.g., special guest and artist fees, facility management, film and photography crew)	Allocable pro rata to the value of each Underlying Asset
Indemnification Payments	Indemnification payments under the Operating Agreement	Allocable pro rata to the value of each Underlying Asset

Notwithstanding the foregoing, the Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to the Investors.

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MARKET OPPORTUNITY

The vintage comic book and collectible card market has truly become a globalized industry as vintage comic books and collectible cards have begun trading hands internationally and collectors and enthusiasts are attending an increasing number of auctions and conventions across the globe. 4 The core markets include the U.S., Europe and Asia; however, we believe growing markets for vintage comic books and collectible cards in places such as Latin America and Russia create more price insulation from localized market conditions as demand is less tied to the specific health of the general U.S. economy. We do not have a statistic on this matter.

We believe that the market for highly coveted, investment grade, vintage comic book and collectible card assets will continue to appreciate and generate financial returns for Investors. We further believe that The Walt Disney Company’s acquisition of Marvel Entertainment will lead to the development of new experiences and theme parks dedicated to the genre, and will exacerbate the trend. Similarly, to the extent the macro-investment environment continues to be defined by moderate interest rates and potentially volatile returns in traditional asset classes, high performing alternative asset classes should continue to gain in prominence and benefit from positive funds flows into these asset classes. Like art and other passion asset classes, we believe that vintage comic books and collectible cards will continue to become a more permanent part of many Investors’ investment thesis, further increasing transparency and liquidity in this market. Sharing economy business models, like those offered by the Fan Club Experiences, will become a more efficient and enjoyable way to participate in the vintage comic book and collectible card hobby independent of investment activities, particularly among younger generations that derive more value from living asset-light and experience-heavy lifestyles. In should be noted that Fan Club Experiences are not expected to launch until 2020.

The popularization of the vintage comic book and collectible card market has been accelerated through the growth of global collectible card game tournaments and eSports leagues (e.g. Magic: The Gathering Pro Tour and Grand Prix), the superhero film genre (e.g., Wonder Woman, Black Panther), mobile gaming (e.g., Pokemon Go), televised and streaming content (e.g., Twitch, YouTube Gaming), vintage comic book and collectible card auctions (e.g., Heritage Auctions, Comic Connect, Comic Link, PWCC Auctions), conventions (e.g., Comic-Con International, Gen Con, PAX, BlizzCon) and the aforementioned broadening of the collectible scope of vintage comic books and collectible card games. These all lead to increased participation and interest in vintage comic books and collectible cards by a larger range of people and income classes.

Another factor pushing the growth of the vintage comic book and collectible card market is the introduction of new technologies and cultural norms including online gaming, digital asset collecting, and reimagining classic superhero characters to appeal to new and broader audiences. For example, the extreme price increase of All Star Comics #8 (first appearance of Wonder Woman) has been spurred by the cultural popularity and box office success of the Wonder Woman film. Similarly, the global success of the Pokemon Go mobile game has driven increased demand for key holofoil cards of the offline card game. In coming years, we anticipate continued growth and evolution in how comic books and collectible cards are created and consumed. The market is recognizing the historical and cultural significance of the origin stories and rare artifacts representing their favorite heroes and card games. Ultimately, this results in the market recognizing the investment potential of comic books and collectible cards.

____________________

4 Lewis, Al. 10 Reasons Comic Books Are the Best Investment. MarketWatch, 14 Aug. 2013, www.marketwatch.com/story/10-reasons-comic-books-are-the-best-investment-2013-08-14.

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Although the global market is significantly larger, the key available, reliable statistics are for the U.S. market only.

Comichron, ICV2 and Statista estimate the 2018 comic book and collectible card retail market in the U.S. involved approximately $1.5 billion in transaction value (growing 4.9% annually). 56 This represents a ~42% increase since 2010. 7 We believe that the majority of the market for buying and selling of vintage comic books and collectible cards is outside of the public eye with very little transparency and extremely limited access to a large number of potential market participants.

We believe the overall macro- economic environment remains favorable for high performing alternative asset classes, including vintage comic books and collectible cards. Interest rates are expected to remain moderate (albeit rising) across most developed economies and returns in traditional asset classes such as stocks and investment grade bonds may remain volatile. In addition to the increased transparency generally across alternative asset classes, we believe that these factors will support the trend for Investors to seek returns in alternative assets, which will continue to make these a more permanent component of investment strategies broadly.

MANAGEMENT

Manager

The Manager of the Company is Mythic Markets, Inc., a Delaware corporation formed on July 23, 2018.

The Company operates under the direction of the Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. The Manager has established a Board of Directors and an Advisory Board that will make decisions with respect to all asset acquisitions and dispositions. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The Manager is responsible for determining maintenance required in order to maintain or improve the asset’s quality, determining how to monetize the Series Alpha Black Lotus and other Underlying Assets at Fan Club Experiences in order to generate profits and evaluating potential sale offers, which may lead to the liquidation of the Series Alpha Black Lotus or other series as the case may be. In should be noted, Fan Club Experiences are not expected to launch until 2020.

The Company will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager. The Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The Manager may change our objectives at any time without approval of our Members. The Manager itself has no track record and is relying on the track record of its individual officers, directors and advisors.

The Manager performs its duties and responsibilities pursuant to our Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Members. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

__________________

5 Comic Book Sales by Year. (n.d.). Retrieved from http://www.comichron.com/yearlycomicssales.html

6 Card Games - United States | Statista Market Forecast. Statista, www.statista.com/outlook/14030000/109/card-games/united-states#market-revenue.

7 Comics sales revenue in North America 2017 | Statistic. (n.d.). Retrieved from http://www.statista.com/statistics/576036/comics-revenue/

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Responsibilities of the Manager

The responsibilities of the Manager include:

Asset Sourcing and Disposition Services:

•	Together with members of the Advisory Board, define and oversee the overall Underlying Asset sourcing and disposition strategy;

•	Manage the Company’s asset sourcing activities, including creating the asset acquisition policy, organizing and evaluating due diligence for specific asset acquisition opportunities, and structuring partnerships with collectors and brokers who may provide opportunities to source quality assets;

•	Negotiate and structure the terms and conditions of acquisitions of assets with Asset Sellers;

•	Evaluate any potential asset takeover offers from third parties, which may result in asset dispositions, sales or other liquidity transactions;

•	Structure and negotiate the terms and conditions of transactions pursuant to which Underlying Assets may be sold or otherwise disposed;

Services in Connection with an Offering:

•	Create and manage all series of interest for offerings related to Underlying Assets on the Mythic Markets Platform;

•	Develop offering materials, including the determination of its specific terms and structure and description of the Underlying Assets;

•	Create and submit all necessary regulatory filings including, but not limited to, Commission filings and financial audits and coordinate with the broker of record, lawyers, accountants and escrow agents as necessary in such processes;

•	Prepare all marketing materials related to offerings and obtain approval for such materials from the broker of record;

•	Together with the broker of record, coordinate the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;

•	Create and implement various technology services, transactional services, and electronic communications related to any offerings;

•	All other necessary offering related services;

Asset Monetization Services:

•	Create and manage all Fan Club Experiences and determine participation in such programs by any Underlying Assets;

•	Evaluate and enter into service provider contracts related to the operation of Fan Club Experiences (th e Company has not yet entered into any such agreements);

•	Allocate revenues and costs related to Fan Club Experiences to the appropriate series in accordance with our allocation policy which is not expected until 2020;

•

Approve potential joint ventures, limited partnerships and other such relationships with third parties related to asset monetization and Fan Club Experiences . The Company has not yet entered into any such relationships.

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Interest Holder Relationship Services:

•	Provide any appropriate updates related to Underlying Assets or offerings electronically or through the Mythic Markets Platform;

•	Manage communications with Members, including answering emails, preparing and sending written and electronic reports and other communications;

•	Establish technology infrastructure to assist in providing Interest Holder support and services;

•	Determine our distribution policy and determine amounts of and authorize Free Cash Flow distributions from time to time;

•	Maintain Free Cash Flow funds in deposit accounts or investment accounts for the benefit of a Series;

Administrative Services:

•	Manage and perform the various administrative functions necessary for our day-to-day operations;

•	Provide financial and operational planning services and collection management functions including determination, administration and servicing of any Operating Expenses Reimbursement Obligation made to the Company or any series by the Manager to cover any Operating Expense shortfalls;

•	Administer the potential issuance of additional Interests to cover any potential Operating Expense shortfalls;

•	Maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the Commission and any other regulatory agency, including annual and semi-annual financial statements;

•	Maintain all appropriate books and records for the Company and all the Series of Interests;

•	Obtain and update market research and economic and statistical data in connection with the Underlying Assets and the general vintage comic book and collectible card market;

•	Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

•	Supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

•	Provide all necessary cash management services;

•	Manage and coordinate with the transfer agent, if any, the process of making distributions and payments to Members or the transfer or re-sale of securities as may be permitted by law;

•	Evaluate and obtain adequate insurance coverage for the Underlying Assets based upon risk management determinations;

•	Provide timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

•	Evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

•	Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

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Executive Officers, Directors and Key Employees of the Manager

The following individuals constitute the Board of Directors, executive management and significant employees of the Manager:

Name	Age	Position	Term of Office (Beginning)
Joseph Mahavuthivanij	38	Chief Executive Officer, Director	07/2018
Debra Lin	34	Chief Product Officer	07/2018
Theodore Stiefel	46	Chief Financial Officer	12/2018

Background of Officers and Directors of the Manager

The following is a brief summary of the background of each director and executive officer of the Manager:

Joseph Mahavuthivanij, Chief Executive Officer

Joe is a serial entrepreneur with experience building businesses in the consumer internet space. From 2013 to 2015, Joe was the co-founder and CEO of Padworthy, a platform helping landlords perform online tenant screenings, credit reports, and background checks. Prior to Padworthy, Joe co-founded Yapsie, an online community of pet owners reviewing local pet-friendly experiences, where he worked from 2010 to 2012.

Prior to co- founding Mythic Markets, Joe worked in venture capital at Social Leverage, an early stage venture capital firm specializing in fintech and enterprise SaaS investments. Joe worked at Social Leverage from 2015 to 2018.

In 2017, Joe also served as the Head of US Partnerships for Onfido, a global ID verification company. Joe worked directly with the CEO to structure the sale of the company’s background checking business, as well as assisted in the company’s series B and series C rounds of financing.

Joe is the host of the popular VentureForth Podcast, sharing the stories of top performing entrepreneurs and investors.

Joe graduated from the University of California, San Diego with a degree in Psychology.

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Debra Lin, Chief Product Officer

Debra is a user experience and product designer with 8 years experience leading the development of software platforms across industries including healthcare, solar, finance, consumer internet, communities, and business tools.

Prior to co-founding Mythic Markets, Debra was a core contributor to digital health innovations at Siemens Healthineers (2017-2018), internal business tools at Google (2015-2017), product design and branding at Mosaic (2013-2014), and consumer applications at Ask (2013) and Wikia (2011-2012).

Debra was the founding designer at Yapsie, an online community of pet owners reviewing local pet-friendly experiences, where she worked from 2010 to 2012.

Debra earned her degree in Psychology with a professional certification in Graphic & Web Design from the University of California, San Diego.

Theodore Stiefel, Chief Financial Officer

Ted is an accounting and finance professional with over 10 years of experience and an expert understanding of business accounting principles and financial analysis. Ted is a California-licensed CPA and has led the finance organizations across industries including enterprise SaaS, private equity, biotechnology, pharmaceuticals, and real estate.

Ted is currently leading the finance function at Innovapptive. Between 2014-2018, Ted led the tax, valuation, and back office function for CRG LP (fka Capital Royalty LP), a $2.5B private equity firm. Ted also led finance for BioNano Genomics (2012-2014), and Scantibodies Laboratory (2010- 2011).

Ted has a BS in Biology from the University of California, San Diego and an MBA with specialization in finance and entrepreneurship from San Diego State University.

Advisory Board

Responsibilities of the Advisory Board

The Advisory Board will support the Company, the Series Manager and the Manager and consists of members of our expert network and additional advisors to the Manager. It is anticipated that the Advisory Board will review the Company’s relationship with, and the performance of, the Manager, and generally approve the terms of any material or related-party transactions. In addition, it is anticipated that the Advisory Board will be responsible for the following:

I. Approving, permitting deviations from, making changes to, and annually reviewing the asset acquisition policy;

II. Evaluating all asset acquisitions;

III. Evaluating any third party offers for asset acquisitions and approving asset dispositions that are in the best interest of the Company and the Members;

IV. Providing guidance with respect to the appropriate levels of annual collectible insurance costs and maintenance costs specific to each individual asset;

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V. Reviewing material conflicts of interest that arise, or are reasonably likely to arise with the managing member, on the one hand, and the Company, a series or the Economic Members, on the other hand, or the Company or a series, on the one hand, and another series, on the other hand;

VI. Approving any material transaction between the Company or a series, on the one hand, and the Manager or any of its affiliates, another series or an interest holder, on the other hand, other than for the purchase of interests;

VII. Reviewing the total fees, expenses, assets, revenues, and availability of funds for distributions to Members at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the assets, and that funds available for distributions to Members are in accordance with our policies; and

VIII. Approving any service providers appointed by the Manager in respect of the Underlying Assets.

The resolution of any conflict of interest approved by the Advisory Board shall be conclusively deemed fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise. The Members of the Advisory Board are not managers or officers of the Company or any series and do not have fiduciary or other duties to the interest holders of any series.

Compensation of the Advisory Board

The Manager will compensate the Advisory Board or their nominees (as so directed by an Advisory Board member) for their service by issuing to them shares of common stock in the Manager subject to traditional vesting terms. As such, it is anticipated that the members of the Advisory Board will be compensated by the Manager and that their costs will not be borne by any given Series of Interests, although members of the Advisory Board may be reimbursed by a series for out-of-pocket expenses incurred by such Advisory Board member in connection with a Series of Interests (e.g. travel related to evaluation of an asset).

Members of the Advisory Board

We plan to continue to build the Advisory Board over time and are in advanced discussions with various experts in the vintage comic book and collectible card market. We have already established an informal network of expert advisors who support the Company in asset acquisitions, valuations and negotiations. To date one individual has formally joined the Manager’s Advisory Board:

Jon Saso

Jon is an industry leading expert in the sourcing and valuation of comic books, collectible card games, and sports memorabilia. Jon is the founder and CEO of ChannelFireball, one of the largest retailers, communities and media companies for Magic: The Gathering products and content. ChannelFireball Events (CFBE), a subsidiary of ChannelFireball, is Wizards of the Coast's exclusive global partner to run all Grand Prix events.

COMPENSATION

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the executive officers of the Manager manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, from Mythic Markets, Inc. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

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Compensation of Manager

The Manager may receive Sourcing Fees and reimbursement for costs incurred relating to this and other offerings (e.g., Offering Expenses and Acquisition Expenses) and, in its capacity as Series Manager, a Management Fee. Neither the Manager nor its affiliates will receive any selling commissions or broker fees in connection with the offer and sale of the Interests.

The annual compensation of the Manager for Fiscal Year 2018 was as follows:

Name	Capacities in which compensation was received (e.g., Chief Executive Officer, director, etc.)	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Mythic Markets, Inc.	Manager	$0	$0	$0

The Manager will receive Sourcing Fees for each subsequent offering for Series of Interests in the Company that Closes.

In addition, should a series revenue exceed its ongoing Operating Expenses and various other potential financial obligations of the series, the Manager in its capacity as the Series Manager may receive a Management Fee as described in “Description of the Business –Management Fee.” To date, no Management Fees have been paid by any series and we do not expect to pay any Management Fees in Fiscal Year 2019.

A more complete description of Management of the Company is included in “Description of the Business” and “Management”.

PRINCIPAL INTEREST HOLDERS

The Company is managed by Mythic Markets, Inc. At the Closing of this Offering, Mythic Markets, Inc. or an affiliate will own at least 2% of the Interests in the Series MTG-ABL90 (40 Interests), acquired on the same terms as the other Investors.. Throughout the Offering, Mythic Markets, Inc. or an affiliate, has the right to purchase up to an additional 8% of the Interests, capped at 200 Interests or 10% in total of Series MTG-ABL90. Mythic Markets, Inc. or an affiliate may sell some or all of the Interests acquired pursuant to this Offering from time to time after the Closing. The address of Mythic Markets, Inc. is 16 Lagoon Ct, San Rafael, CA 94903.

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As of January 1, 2019, the securities of the Company are beneficially owned as follows:

Title of class	Name of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Interests – Series MTG- ABL90	Mythic Markets, Inc.	1 Interest	N/A	100%*

*Upon designation of the Series, Mythic Markets, Inc. became the initial member holding 100% of the interest in the Series. Upon the Closing of the Offering, Mythic Markets, Inc. expects to own 2% of the Series (40 Interests).

DESCRIPTION OF INTERESTS OFFERED

The following is a summary of the principal terms of, and is qualified by reference to the Operating Agreement, attached hereto as Exhibit 2.2, and the Subscription Agreement, attached hereto as Exhibit 4.1, relating to the purchase of the applicable Series of Interests. This summary is qualified in its entirety by reference to the detailed provisions of those agreements, which should be reviewed in their entirety by each prospective Investor. In the event that the provisions of this summary differ from the provisions of the Operating Agreement or the Subscription Agreement (as applicable), the provisions of the Operating Agreement or the Subscription Agreement (as applicable) shall apply. Capitalized terms used in this summary that are not defined herein shall have the meanings ascribed thereto in the Operating Agreement.

Description of the Interests

The Company is a series limited liability company formed pursuant to Section 18-215 of the Delaware Limited Liability Company Act (the “LLC Act”). The purchase of membership interests in Series MTG-ABL90 of the Company is an investment only in Series MTG-ABL90 and not an investment in the Company as a whole. In accordance with the LLC Act, the Series MTG-ABL90 Interests are, and any other Series of Interests if issued in the future will be, a separate series of limited liability company interests of the Company and not in a separate legal entity. The Company has not issued, and will not issue, any class of Series MTG-ABL90 Interests entitled to any preemptive, preferential or other rights that are not otherwise available to the Interest Holders purchasing Interest in connection with this Offering.

Title to the Underlying Assets will be held by, or for the benefit of, the applicable Series of Interests. We intend that each Series of Interests will own its own vintage comic book or collectible card. We do not anticipate that Series MTG-ABL90 will acquire any vintage comic books or collectible cards other than the Series Alpha Black Lotus. A new Series of Interests will be issued for future assets. An Investor who invests in this Offering will not have any indirect interest in any other vintage comic book or collectible card unless the Investor also participates in a separate offering associated with that other vintage comic book or collectible card.

Section 18-215(b) of the LLC Act provides that, if certain conditions are met, (including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series. Accordingly, the Company expects the Manager to maintain separate, distinct records for each series and its associated assets and liabilities. As such, the assets of a series include only the asset associated with that series and other related assets (e.g., cash reserves). As noted in the “Risk Factors” section, the limitations on inter-series liability provided by Section 18- 215(b) have never been tested in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series of Interests should be applied to meet the liabilities of the other Series of Interests or the liabilities of the Company generally where the assets of such other Series of Interests or of the Company generally are insufficient to meet the Company’s liabilities.

Section 18-215(c) of the LLC Act provides that a Series of Interests established in accordance with Section 18-215(b) may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, and sue and be sued. The Company intends for each Series of Interests to conduct its business and enter into contracts in its own name to the extent such activities are undertaken with respect to a particular series and title to the relevant Underlying Asset will be held by, or for the benefit of, the relevant series.

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All of the Series MTG-ABL90 Interests offered by this Offering Circular will be duly authorized and validly issued. Upon payment in full of the consideration payable with respect to the Series MTG-ABL90 Interests, as determined by the Manager, the Interest Holders of such Series MTG-ABL90 Interests will not be liable to the Company to make any additional capital contributions with respect to such Series MTG-ABL90 Interests (except for the return of distributions under certain circumstances as required by Sections 18- 215, 18-607 and 18-804 of the LLC Act). Holders of Series MTG- ABL90 Interests have no conversion, exchange, sinking fund, redemption or appraisal rights, no pre-emptive rights to subscribe for any Interests and no preferential rights to distributions.

In general, the Interest Holders of Series MTG-ABL90 Interests (which may include the Manager, its affiliates or the Asset Sellers) will participate exclusively in 50% of the available Free Cash Flow derived from the Series Alpha Black Lotus less expenses (as described in “Distribution rights” below). The Manager, an affiliate of the Company, will own a minimum of 40 (or 2%) Series MTG-ABL90 Interests acquired for the same price as all other Investors. The Manager has the option to purchase an additional 160 Interests at $62.50 per Interest as part of the Offering for a total of 200 Interests (or 10%). The Manager may sell its Interests pursuant to this Offering Statement from time to time after the Closing of this Offering. The Manager has the authority under the Operating Agreement to cause the Company to issue Interests to Investors as well as to other Persons for such cost (or no cost) and on such terms as the Manager may determine, subject to the terms set forth in the Series Designation attached hereto as Exhibit 3.1.

The Series MTG-ABL90 Interests will use the proceeds of the Offering to perform on the purchase and sale agreement to acquire the Series Alpha Black Lotus as well as pay certain fees and expenses related to the acquisition and the Offering (please see the “Use of Proceeds” section for further details). The purchase and sale agreement was with the Manager of the Company and is not an arms’ length transaction. The Manager purchased the Series Alpha Black Lotus for $51,000 and is selling the Series Alpha Black Lotus to the Series for $114,000, which t he Manager believes is below the fair market value of the Series Alpha Black Lotus. An Investor in this Offering will acquire an ownership interest in the Series MTG-ABL90 Interests and not, for the avoidance of doubt, in (i) the Company, (ii) any other Series of Interests other than the Series MTG-ABL90 Interests, (iii) the Manager, (iv) the Mythic Markets Platform or (v) the Underlying Asset or any Underlying Asset owned by any other series of interest. Although our interests will not immediately be listed on a stock exchange and a liquid market in the Interest cannot be guaranteed, we plan to create our own trading market or partner with an existing platform to allow for trading of the Interests (please review additional risks related to liquidity in the “Risk Factors” section).

Further issuance of Interests

Only Series MTG-ABL90 Interests are being offered and sold pursuant to this Offering Circular. The Operating Agreement provides that the Company may issue a maximum of 2,000 Series MTG-ABL90 Interests to no more than 2,000 qualified purchasers (no more than 500 of which may be non-accredited Investors). The Manager has the option to issue additional Interests (in addition to those issued in connection with this Offering) on the same terms as the Series MTG-ABL90 Interests offered hereunder as is required from time to time in order to pay any Operating Expenses which exceed revenue generated from the Underlying Asset.

Distribution rights

The Manager has sole discretion in determining what distributions of Free Cash Flow, if any, are made to Interest Holders except as otherwise limited by law or the Operating Agreement. The Company expects the Manager to distribute any Free Cash Flow on a semi-annual basis as set forth below. However, the Manager may change the timing of distributions or determine that no distributions shall be made in its sole discretion.

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Any Free Cash Flow generated by the Series of Interests from the utilization of the Underlying Asset shall be applied, with respect to the Series, in the following order of priority:

I. repay any amounts outstanding under Operating Expenses Reimbursement Obligation plus accrued interest, and

II. thereafter, to create such reserves as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses, and

III. thereafter, 50% (net of corporate income taxes applicable to such Series of Interests) by way of distribution to the Interest Holders of the Series of Interests, which may include the Asset Sellers of the Underlying Asset or the Manager or any of its affiliates, and

IV. 50% to the Series Manager in payment of the Management Fee.

No series will distribute an Underlying Asset in kind to its interest holders.

The LLC Act (Section 18-607) provides that a member who receives a distribution with respect to a series and knew at the time of the distribution that the distribution was in violation of the LLC Act shall be liable to the series for the amount of the distribution for three years. Under the LLC Act, a series limited liability company may not make a distribution with respect to a series to a member if, after the distribution, all liabilities of such series, other than liabilities to members on account of their limited liability company interests with respect to such series and liabilities for which the recourse of creditors is limited to specific property of such series, would exceed the fair value of the assets of such series. For the purpose of determining the fair value of the assets of the series, the LLC Act provides that the fair value of property of the series subject to liability for which recourse of creditors is limited shall be included in the assets of such series only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to it at the time the assignee became a member and that could not be ascertained from the operating agreement.

Redemption provisions

The Interests are not redeemable.

Registration rights

There are no registration rights in respect of the Interests.

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Voting rights

The Manager is not required to hold an annual meeting of Interest Holders. The Operating Agreement provides that meetings of interest holders may be called by the Manager and a designee of the Manager shall act as chairman at such meetings. The Investor does not have any voting rights as an interest holder in the Company or a series except with respect to:

I. the removal of the Manager;

II. the dissolution of the Company upon the for-cause removal of the Manager, and

III. an amendment to the Operating Agreement that would:

A. enlarge the obligations of, or adversely effect, an interest holder in any material respect;

B. reduce the voting percentage required for any action to be taken by the holders of interests in the Company under the Operating Agreement;

C. change the situations in which the Company and any series can be dissolved or terminated;

D. change the term of the Company (other than the circumstances provided in the Operating Agreement); or

E. give any person the right to dissolve the Company.

When entitled to vote on a matter, each interest holder will be entitled to one vote per interest held by it on all matters submitted to a vote of the interest holders of an applicable series or of the interest holders of all series of the Company, as applicable. The removal of the Manager as manager of the Company and all Series of Interests must be approved by two-thirds of the votes that may be cast by all interest holders in any series of the Company. All other matters to be voted on by the Interest Holders must be approved by a majority of the votes cast by all interest holders in any series of the Company present in person or represented by proxy.

The consent of the holders of a majority of the Interests of the Series is required for any amendment to the Operating Agreement that would adversely change the rights of the Series MTG-ABL90 Interests, result in mergers, consolidations or conversions of the Series MTG-ABL90 Interests and for any other matter which the Manager, in its sole discretion, determines will require the approval of the holders of the Interests voting as a separate class.

The Manager or its affiliates (if they hold Series of Interests) may not vote as an interest holder in respect of any matter put to the Interest Holders. However, the submission of any action of the Company or a series for a vote of the Interest Holders shall first be approved by the Manager and no amendment to the Operating Agreement may be made without the prior approval of the Manager that would decrease the rights of the Manager or increase the obligations of the Manager thereunder.

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The Manager has broad authority to take action with respect to the Company and any series. See “Management” for more information. Except as set forth above, the Manager may amend the Operating Agreement without the approval of the interest holders to, among other things, reflect the following:

•

the merger of the Company, or the conveyance of all of the assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in the legal form into another limited liability entity;

•	a change that the Manager determines to be necessary or appropriate to implement any state or federal statute, rule, guidance or opinion;

•	a change that the Manager determines to be necessary, desirable or appropriate to facilitate the trading of interests;

•	a change that the Manager determines to be necessary or appropriate for the Company to qualify as a limited liability company under the laws of any state or to ensure that each series will continue to qualify as a corporation for U.S. federal income tax purposes;

•	an amendment that the Manager determines, based upon the advice of counsel, to be necessary or appropriate to prevent the Company, the Manager, or the officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act 1940, the Investment Advisers Act 1940 or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	any amendment that the Manager determines to be necessary or appropriate for the authorization, establishment, creation or issuance of any additional series;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Operating Agreement;

•	any amendment that the Manager determines to be necessary or appropriate for the formation by the Company of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the Operating Agreement;

•	a change in the fiscal year or taxable year and related changes; and

•	any other amendments which the Manager deems necessary or appropriate to enable the Manager to exercise its authority under the Agreement.

In each case, the Manager may make such amendments to the Operating Agreement provided the Manager determines that those amendments:

•	do not adversely affect the interest holders (including any particular Series of Interests as compared to other Series of Interests) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the interests may be listed for trading, compliance with any of which the Manager deems to be in the best interests of the Company and the interest holders;

•	are necessary or appropriate for any action taken by the Manager relating to splits or combinations of interests under the provisions of the Operating Agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the Operating Agreement or are otherwise contemplated by the Operating Agreement.

Furthermore, the Manager retains sole discretion to create and set the terms of any new series and will have the sole power to acquire, manage and dispose of the Underlying Assets of each series.

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Liquidation rights

The Operating Agreement provides that the Company shall remain in existence until the earlier of the following: (i) the election of the Manager to dissolve it; (ii) the sale, exchange or other disposition of substantially all of the assets of the Company; (iii) the entry of a decree of judicial dissolution of the Company; (iv) any time that the Company no longer has any members, unless the business is continued in accordance with the LLC Act; and (v) a vote by a majority of all interest holders of the Company following the for-cause removal of the Manager. Under no circumstances may the Company be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members who hold more than two-thirds of the interests in the profits of the Company).

A series shall remain in existence until the earlier of the following: (i) the dissolution of the Company, (ii) the election of the Manager to dissolve such series; (iii) the sale, exchange or other disposition of substantially all of the assets of the series; or (iv) at any time that the series no longer has any members, unless the business is continued in accordance with the LLC Act. Under no circumstances may a Series of Interests be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members holding more than two-thirds of the interests in the profits of the Series of Interests).

Upon the occurrence of any such event, the Manager (or a liquidator selected by the Manager) is charged with winding up the affairs of the Series of Interests or the Company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a Series of Interests or the Company as a whole, as applicable, the Underlying Assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third party creditors, (ii) second, to any creditors that are the Manager or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation), and thereafter, (iii) to the interest holders of the relevant Series of Interests, allocated pro rata based on the number of interests held by each interest holder (which may include the Manager, any of its affiliates and the Asset Seller and which distribution within a series will be made consistent with any preferences which exist within such series).

Transfer restrictions

The Interests are subject to restrictions on transferability. An Interest Holder may not transfer, assign or pledge its Interests without the consent of the Manager. The Manager may withhold consent in its sole discretion, including when the Manager determines that such transfer, assignment or pledge would result in (a) there being more than 2,000 beneficial owners of the Series or more than 500 beneficial owners of the Series that are not “accredited investors”, (b) the assets of the Series being deemed “plan assets” for purposes of ERISA, (c) such Interest Holder holding in excess of 19.9% of the Series, (d) result in a change of US federal income tax treatment of the Company and the Series, or (e) the Company, the Series or the Manager being subject to additional regulatory requirements. The transferring interest holder is responsible for all costs and expenses arising in connection with any proposed transfer (regardless of whether such sale is completed) including any legal fees incurred by the Company or any broker or dealer, any costs or expenses in connection with any opinion of counsel and any transfer taxes and filing fees. The Manager may transfer all or any portion of the interests held by the Manager at any time and from time to time.

Additionally, unless and until the Interests of the Company are listed or quoted for trading, there are restrictions on the holder’s ability to the pledge or transfer the Interests. There can be no assurance that we will, or will be able to, register the Interests for resale. Therefore, Investors may be required to hold their Interests indefinitely. Please refer to Exhibit 4.1 – Form of Subscription Agreement for additional information regarding these restrictions. To the extent certificated, the Interests issued in this Offering will bear a legend setting forth these restrictions on transfer and any legends required by state securities laws.

Agreement to be bound by the Operating Agreement; power of attorney

By purchasing Interests, the Investor will be admitted as a member of the Company and will be bound by the provisions of, and deemed to be a party to, the Operating Agreement. Pursuant to the Operating Agreement, each Investor grants to the Manager a power of attorney to, among other things, execute and file documents required for the Company’s qualification, continuance or dissolution. The power of attorney also grants the Manager the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, the Operating Agreement.

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Duties of officers

The Operating Agreement provides that, except as may otherwise be provided by the Operating Agreement, the property, affairs and business of each Series of Interests will be managed under the direction of the Manager. The Manager has the power to appoint the officers and such officers have the authority and exercise the powers and perform the duties specified in the Operating Agreement or as may be specified by the Manager. The Manager intends to appoint Mythic Markets, Inc. as the Series Manager of each Series of Interests to manage the Underlying Assets.

The Company may decide to enter into separate indemnification agreements with the directors and officers of the Company, the Manager or the Series Manager (including if the Manager or Series Manager appointed is not Mythic Markets, Inc.). If entered into, each indemnification agreement is likely to provide, among other things, for indemnification to the fullest extent permitted by law and the Operating Agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements may also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Operating Agreement.

Books and reports

The Company is required to keep appropriate books of the business at its principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by the Manager in accordance with the Internal Revenue Code. The Manager will file with the Commission periodic reports of the Company as required by 17 CFR §230.257.

Under the Securities Act, we must update this Offering Circular upon the occurrence of certain events, such as asset acquisitions. We will file updated offering circulars and offering circular supplements with the Commission. We are also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semiannual reports and other information with the Commission. In addition, we plan to provide Interest Holders with periodic updates, including offering circulars, offering circular supplements, pricing supplements, information statements and other information.

We will provide such documents and periodic updates electronically through the Mythic Markets Platform. As documents and periodic updates become available, we will notify Interest Holders of this by sending the Interest Holders an email message or a message through the Mythic Markets Platform that will include instructions on how to retrieve the periodic updates and documents. If our email notification is returned to us as “undeliverable,” we will contact the Interest Holder to obtain an updated email address. We will provide Interest Holders with copies via email or paper copies at any time upon request. The contents of the Mythic Markets Platform are not incorporated by reference in or otherwise a part of this Offering Circular.

Exclusive jurisdiction

Any dispute in relation to the Operating Agreement is subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and each Investor will covenant and agree not to bring any such claim in any other venue. If an Interest Holder were to bring a claim against the Company or the Manager pursuant to the Operating Agreement, it would have to do so in the Delaware Court of Chancery.

Listing

The Interests are not currently listed or quoted for trading on any national securities exchange or national quotation system.

53

MATERIAL UNITED STATES TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the Interests to United States holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any United States state or local or any non-United States jurisdiction or under United States federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an Investor’s particular circumstances or to Investors that may be subject to special tax rules, including, without limitation:

I. banks, insurance companies or other financial institutions;

II. persons subject to the alternative minimum tax;

III. tax- exempt organizations;

IV. dealers in securities or currencies;

V. traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

VI. persons that own, or are deemed to own, more than five percent of our Interests (except to the extent specifically set forth below);

VII. certain former citizens or long-term residents of the United States;

VIII. persons who hold our Interests as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

IX. persons who do not hold our Interests as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

X. persons deemed to sell our Interests under the constructive sale provisions of the Code.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for United States federal income tax purposes, holds Interests, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Interests, and partners in such partnerships, should consult their tax advisors.

On December 22, 2017, the United States enacted H.R. 1, informally titled the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act includes significant changes to the Code affecting the Company and its Interest Holders. Most of the changes applicable to individuals are temporary and, without further legislation, will not apply after 2025. The interpretation of the Tax Act by the IRS and the courts remains uncertain in many respects; Prospective investors should consult their tax advisors specifically regarding the potential impact of the Tax Act on their investment

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You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Interests arising under the United States federal estate or gift tax rules or under the laws of any United States state or local or any foreign taxing jurisdiction or under any applicable tax treaty.

Definitions

U.S. Holder. A “U.S. Holder” includes a beneficial owner of the Interests that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States.

Taxation of each Series of Interests as a “C” Corporation

The Company, although formed as a Delaware series limited liability company eligible for tax treatment as a “partnership,” has affirmatively elected for each Series of Interests, including the MTG-ABL90 Interests, to be taxed as a “C” corporation under Subchapter C of the Code for all federal and state tax purposes. Thus each Series of Interests, including the MTG-ABL90 Interests, will be taxed at regular corporate rates on its income before making any distributions to Interest Holders as described below.

Taxation of Distributions to Investors

Distributions to U.S. Holders out of the Company’s current or accumulated earnings and profits will be taxable as dividends. A U.S. Holder who receives a distribution constituting “qualified dividend income” may be eligible for reduced federal income tax rates. U.S. Holders are urged to consult their tax advisors regarding the characterization of corporate distributions as “qualified dividend income”. Distributions in excess of the Company’s current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder’s Interests. Rather, such distributions will reduce the adjusted basis of such U.S. Holder’s Interests. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. Holder’s adjusted basis in its Interests will be taxable as capital gain in the amount of such excess if the Interests are held as a capital asset. Investors should note that Section 1411 of the Code, added by the Health Care and Education Reconciliation Act of 2010, added a new 3.8% tax on certain investment income (the “3.8% NIIT”), effective for taxable years beginning after December 31, 2012. In general, in the case of an individual, this tax is equal to 3.8% of the lesser of (i) the taxpayer’s “net investment income” or (ii) the excess of the taxpayer’s adjusted gross income over the applicable threshold amount ($250,000 for taxpayers filing a joint return, $125,000 for married individuals filing separate returns and $200,000 for other taxpayers). In the case of an estate or trust, the 3.8% tax will be imposed on the lesser of (x) the undistributed net investment income of the estate or trust for the taxable year, or (y) the excess of the adjusted gross income of the estate or trust for such taxable year over a beginning dollar amount (currently $7,500 of the highest tax bracket for such year). U.S. Holders should note that for tax years beginning in 2013 and thereafter dividends will be included as investment income in the determination of “net investment income” under Section 1411(c) of the Code.

Taxation of Dispositions of Interests

Upon any taxable sale or other disposition of our Interests, a U.S. Holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between the amount of cash and the fair market value of any property received on such disposition; and the U.S. Holder’s adjusted tax basis in the Interests. A U.S. Holder’s adjusted tax basis in the Interests generally equals his or her initial amount paid for the Interests and decreased by the amount of any distributions to the Investor in excess of the Company’s current or accumulated earnings and profits. In computing gain or loss, the proceeds that U.S. Holders receive will include the amount of any cash and the fair market value of any other property received for their Interests, and the amount of any actual or deemed relief from indebtedness encumbering their Interests. The gain or loss will be long-term capital gain or loss if the Interests are held for more than one year before disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 20% (plus any applicable state income taxes) plus the 3.8% NIIT. The deductibility of capital losses may be subject to limitation and depends on the circumstances of a particular U.S. Holder; the effect of such limitation may be to defer or to eliminate any tax benefit that might otherwise be available from a loss on a disposition of the Interests. Capital losses are first deducted against capital gains, and, in the case of non-corporate taxpayers, any remaining such losses are deductible against salaries or other income from services or income from portfolio investments only to the extent of $3,000 per year.

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Backup Withholding and Information Reporting

Generally, the Company must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you.

Payments of dividends or of proceeds on the disposition of the Interests made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person.

Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of United States federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and foreign tax consequences, if applicable, of purchasing, holding and disposing of our Interests, including the consequences of any proposed change in applicable laws.

WHERE TO FIND ADDITIONAL INFORMATION

The Manager will answer inquiries from potential Investors in the Series MTG-ABL90 Interests concerning the Series MTG-ABL90 Interests, the Company, the Manager and other matters relating to the offer and sale of the Series MTG- ABL90 Interests under this Offering Circular. The Company will afford the potential Investors in the Interests the opportunity to obtain any additional information to the extent the Company possesses such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this Offering Circular.

All potential Investors in the Interests are entitled to review copies of any other agreements relating to the Series MTG-ABL90 Interests described in this Offering Circular, if any. In the Subscription Agreement, you will represent that you are completely satisfied with the results of your pre-investment due diligence activities.

Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Offering Circular, except as so modified or superseded.

Requests and inquiries regarding this Offering Circular should be directed to:

Mythic Collection, LLC

16 Lagoon Ct

San Rafael, CA 94903

E-Mail: team@mythicmarkets.com

Tel: 415-335-6370

Attention: Joseph Mahavuthivanij

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

56

MYTHIC COLLECTION, LLC

Financial Statements
JANUARY 30, 2019 (INCEPTION) THROUGH JANUARY 31, 2019
Contents

57

Independent Auditor's Report

To the Manager

Mythic Collection, LLC

We have audited the accompanying financial statements of Mythic Collection, LLC, which comprise the balance sheet as of January 31, 2019, and the related statements of operations, member’s equity/(deficit) and cash flows for the period from  January 30, 2019 (inception) through January 31, 2019, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mythic Collection, LLC as of January 31, 2019, and the results of its operations and its cash flows for the period from January 30, 2019 (inception) through January 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note A to the financial statements, the Company’s lack of liquidity and operating performance raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of events and conditions and management’s plans in regards to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ CohnReznick LLP

Bethesda, Maryland

April 8, 2019

F-1

MYTHIC COLLECTION, LLC

Balance Sheet

January 31, 2019

ASSETS

Current assets	$0

Total assets	$0

LIABILITIES AND MEMBER'S EQUITY / (DEFICIT)
Current liabilities	$0

Total liabilities	0

Capital contributions	0
Accumulated equity / (deficit)	0
Members' equity / (deficit)	0
Total liabilities and member's equity / (Deficit)	$0

F-2

MYTHIC COLLECTION, LLC

Statement of Operations

For the period from January 30, 2019 (inception) through January 31, 2019

Expenses:	$0

Net income (loss)	$0

F-3

MYTHIC COLLECTION, LLC

Statement of Members’s Equity / (Deficit)

For the period from January 30, 2019 (inception) through January 31, 2019

Members's equity / (deficit)
Balance at January 30, 2019	$0
Capital contributions	0
Net income (loss) for the period from January 30, 2019 (inception) through January 31, 2019	0
Balance at January 31, 2019	$0

F-4

MYTHIC COLLECTION, LLC

Statement of Cash Flows

For the period from January 30, 2019 (inception) through January 31, 2019

Cash flows from operating activities
Net income (loss)	$0
Adjustments to reconcile net income (loss) to net cash	0
Net cash provided by (used in) operating activities	0

Cash flows in investing activities
Net cash provided by (used in) investing activities	0

Cash flows from financing activities
Net cash provided by (used in) financing activities	0

Net change in cash	0

Cash at beginning of period	0

Cash at end of period	$0

F-5

MYTHIC COLLECTION, LLC

Notes to Financial Statements

January 30, 2019 (inception) through January 31, 2019

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Mythic Collection, LLC (the “Company”) is a Delaware series limited liability company formed on January 30, 2019. Mythic Markets, Inc. is the sole owner of interests of the Company (other than interests issued in a particular series to other investors). The Company was formed to engage in the business of acquiring and managing a collection of popular art collectibles. It is expected that the Company will create a number of separate series of interests (the “Series” or “Series of Interests”), including the Series #MTG-ABL90, which was created on February 1, 2019, and that each collectible will be owned by a separate Series, and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interests (the “Interests”) in each Series and will be entitled to share in the return of that particular Series, but will not be entitled to share in the return of any other Series.

The Company’s managing member is Mythic Markets, Inc. (the “Manager”). The Manager is a Delaware corporation formed on July 23, 2018. The Manager is a technology and marketing company that operates the Mythic Markets platform ("Platform") and manages the Company and the assets owned by the Company in its roles as the Manager and manager of the assets of each Series (the “Asset Manager”).

The Company intends to sell Interests in a number of separate individual Series of the Company. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an offering related to that particular Series a single collectible asset, (plus any cash reserves for future operating expenses), which in the case of Series #MTG-ABL90 is an Alpha Black Lotus card. All voting rights, except as specified in the operating agreement or required by law remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required, determining how to best commercialize the applicable Series assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the operating agreement of the Company, as amended and restated from time to time (the “Operating Agreement”). The Company and each Series shall have perpetual existence unless terminated pursuant to the Operating Agreement or law.

OPERATING AGREEMENT

In accordance with the Operating Agreement each interest holder in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series. The maximum number Interests in each Series, as of the date hereof, will be 2,000.

After the closing of an offering, each Series is responsible for its own Operating expenses (as defined in Note B(5)). Prior to the closing, Operating expenses are borne by the Manager and not reimbursed by the economic members. Should post-closing Operating expenses exceed revenues or cash reserves then the Manager may (a) pay such Operating expenses and not seek reimbursement, (b) loan the amount of the Operating expenses to the series and be entitled to reimbursement of such amount from future revenues generated by the series (“Operating expenses Reimbursement Obligation(s)”), on which the Manager may impose a reasonable rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new investors, which may include the Manager or its affiliates.

F-6

The Manager expects to receive a five percent (5%) fee at the closing of each successful offering for its services of sourcing the collectible (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion.

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as defined in Note E) to both the holders of economic interests in the form of a dividend and the Manager in the form of a management fee. In the case that Free Cash Flow is available and such distributions are made, at the sole discretion of the Manager, the economics members will receive no less than 50% of Free Cash Flow and the Asset Manager will receive up to 50% of Free Cash Flow in the form of a management fee. The management fee is accounted for as an expense to the Series rather than a distribution from Free Cash Flow. The Manager is responsible for covering its own expenses.

LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company or any of the Series have not generated profits since inception. The Company has sustained no income or loss for the period ended January 31, 2019 and, has no members’ equity as of January 31, 2019. The Company or any of the Series may lack liquidity to satisfy obligations as they come due. Future liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future offerings for the various Series of Interests. These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

Through January 31, 2019, none of the Series have recorded any revenues. The Company anticipates that it will commence commercializing the collection in fiscal year 2020, but does not expect to generate any revenues for any of the Series in the first year of operations. Each Series will continue to incur Operating expenses including, but not limited to, storage, insurance, transportation and maintenance expenses, on an ongoing basis.

From inception through January 31, 2019, Mythic Markets, Inc. or an affiliate has borne all of the costs of the Company. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series’ have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating expenses for individual Series at the sole discretion of the Manager.

Initial offering:

The Company has not commenced an initial offering for Series #MTG-ABL90 interests. Series #MTG-ABL90 presently has not started operations and has no capitalization, assets or liabilities.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Basis of presentation:

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America ("GAAP").

F-7

2. Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

3. Cash and cash equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents. The Company and its Series did not have any cash equivalents as of January 31, 2019.

4. Offering expenses:

Offering expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to members' equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for such Series, are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

In addition to the discrete offering expenses related to a particular series, the Manager has also incurred legal, accounting and user compliance expenses of $0 as of January 31, 2019 in order to set up the legal and financial framework and compliance infrastructure for the marketing and sale of the Series #MTG-ABL90 Interests and all subsequent offerings.

As of January 31, 2019, the Manager had not incurred any offering expenses on behalf of Series #MTG-ABL90.

5. Operating expenses:

Operating expenses related to a particular collectible asset are costs and expenses attributable the assets of a particular Series and include storage, insurance, transportation (other than the initial transportation from the card location to the Manager’s storage facility prior to the offering, which is treated as an “Acquisition Expense”, as defined below), annual audit and legal expenses and other specific expenses as detailed in the Manager’s allocation policy. We distinguish between pre-closing and post-closing Operating expenses. Operating expenses are expensed as incurred.

F-8

Except as disclosed with respect to any future offering, expenses of this nature that are incurred prior to the closing of an offering of Series of Interests are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover Operating expenses the Manager may (a) pay such Operating expenses and not seek reimbursement, (b) loan the amount of the Operating expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating expenses Reimbursement Obligation(s)”), and/or (c) cause additional Interests to be issued in order to cover such additional amounts.

As of January 31, 2019, the Manager had incurred $0 of pre-closing Operating expenses related to Series #MTG-ABL90. Since these expenses are incurred prior to the offering’s closing, they are borne by the Manager and not reimbursed.

6. Income taxes:

The Company intends that the master series and separate Series will elect and qualify to be taxed as a C-corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of ASC Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

NOTE C - RELATED PARTY TRANSACTIONS

The Company, a Delaware series limited liability company, whose managing member is the Manager, will admit additional members to each of its series through the offerings for each series. By purchasing an Interest in a Series of Interests, the investor is admitted as a member of the Company and will be bound by the Company's Operating Agreement. Under the Operating Agreement, each investor grants a power of attorney to the Manager. The Operating Agreement provides that the Manager with the ability to appoint officers.

As of January 31, 2019, Mythic Markets, Inc. incurred costs of $77,443 on behalf of the Company or Series and will not be reimbursed to Mythic Markets, Inc.

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NOTE D - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular collectible asset and Operating expenses related to the management of such collectible assets.

Fees and expenses related to the purchase of an underlying collectible asset include the offering expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee. As of January 31, 2019, Mythic Markets, Inc. incurred costs of $365 on behalf of the Company or Series and will not be reimbursed to Mythic Markets, Inc.

Within Operating expenses the Company distinguishes between Operating expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing Operating expenses are similar in nature and consist of expenses such as storage, insurance, transportation and maintenance, pre-closing Operating expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-closing Operating expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series and/or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest or (iv) issuance of additional Interest in a Series.

Allocation of revenues, expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the underlying collectible assets or the number of collectibles, as stated in the Manager’s allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

Revenue from the anticipated commercialization of the collectibles will be allocated amongst the Series whose underlying collectibles are part of the commercialization events, based on the value of the underlying collectible assets. No revenues have been generated to date.

Offering expenses, other than those related to the overall business of the Manager (as described in Note B(4)) are funded by the Manager and generally reimbursed through the Series proceeds upon the closing of an offering. No offering expenses have been incurred by the Company as of January 31, 2019.

Acquisition expenses are funded by the Manager, and reimbursed from the Series proceeds upon the closing of an offering. The Manager had incurred $0 in acquisitions expenses at January 31, 2019.

The Sourcing Fee is paid to the Manager from the Series proceeds upon the close of an offering.

Operating expenses (as described in Note B(5)), including storage, insurance, maintenance costs and other Series related Operating expenses, are expensed as incurred:

•	Pre-closing Operating expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed. At January 31, 2019, $0 of pre- closing Operating expenses were incurred.

•	Post-closing Operating expenses are the responsibility of each individual Series. At January 31, 2019, no closings had occurred.

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NOTE E - DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

1.	Repayment of any amounts outstanding under Operating expenses Reimbursement Obligations.
2.	Thereafter, reserves may be created to meet future Operating expenses for a particular Series.
3.	Thereafter, 50% (net of corporate income taxes applicable to such Series of Interests) may be distributed as dividends to interest holders of a particular Series.
4.	The Manager may receive 50% in the form of a management fee, which is accounted for as an expense to the profit and loss statement of a particular Series and revenue to the Manager.
5.	The Manager may receive interest of up to 10% on the unpaid management fees if management fees payable to the manager are deferred in the best interest of the Company or the Series.

“Free Cash Flow” is defined as the net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating expenses) and less any capital expenditures related to the relevant Series.

As of January 31, 2019, no distributions or management fees were paid by the Company or in respect of any Series.

NOTE F - SUBSEQUENT EVENTS

On February 13, 2019, the Manager  entered into a loan agreement in the amount of $51,000 (“Note”) to the Company.

Company will repay the outstanding principal amount and interest of this Note within 14 Business Days of the Offering Funding Date (the “Maturity Date”). Interest will accrue on the unpaid principal amount of the Note through the Maturity Date at the rate of 2.57% per annum (as of February 2019) (or such higher rate equal to the related short-term Applicable Federal Rate (as defined in the Internal Revenue Code)). Simple Interest shall be calculated on the basis of a 365-day year. At the option of the Lender, funds available for repayment of the loan may be held in a Company account, interest free, after the Maturity Date. Such fund shall not be used or otherwise pledged until such time as the Company and Lender have entered into another note. The Company may prepay all or any part of the principal of and accrued interest on this Note at any time or from time to time without premium, or penalty of any kind whatsoever.

The Company has evaluated subsequent events through April 8, 2019, the date which the financial statements were available to be issued.

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EXHIBIT INDEX

Exhibit 2.1 - Certificate of Formation
Exhibit 2.2 - Amended and Restated Operating Agreement
Exhibit 4.1 - Form of Subscription Agreement
Exhibit 6.1 - Form of Series Operating Agreement
Exhibit 6.2 - Software and Services License Agreement
Exhibit 6.3 - Cancellation of Promissory Note
Exhibit 6.4 - Purchase and Sale Agreement
Exhibit 11.1 - Consent of CohnReznick LLP
Exhibit 12.1 - Opinion of Trowbridge Sidoti LLP

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May XX, 2019

MYTHIC COLLECTION, LLC

By:	Mythic Markets, Inc., its managing member

By:	/s/ Joseph Mahavuthivanij
Name:	Joseph Mahavuthivanij
Title:	CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Mahavuthivanij	Chief Executive Officer of Mythic Markets, Inc.	May XX, 2019
Name: Joseph Mahavuthivanij	(Principal Executive Officer)

/s/ Theodore Stiefel	Chief Financial Officer of Mythic Markets, Inc.	May XX, 2019
Name: Theodore Stiefel	(Principal Financial Officer)

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